Exhibit 4.1

Execution Version

INDENTURE

Dated as of

March 19, 2018

by and among

FRONTIER COMMUNICATIONS CORPORATION

as Company,

the Guarantors party hereto

and

THE BANK OF NEW YORK MELLON

as Trustee and Collateral Agent

8.500% SECOND LIEN SECURED NOTES DUE 2026

-i-

-ii-

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INDENTURE, dated as of March 19, 2019, by and among Frontier Communications Corporation, a Delaware corporation (the “Company”), the Guarantors party hereto and The Bank of New York Mellon, as trustee (the “Trustee”) and Collateral Agent (as defined below).

WITNESSETH:

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) $1,600,000,000 aggregate principal amount of its 8.500% Second Lien Secured Notes due 2026 (the “Initial Notes”), as issued on the date hereof and (ii) any additional Notes (the “Additional Notes” and, together with the Initial Notes, the “Notes”) that may be issued after the date hereof; and

WHEREAS, all things necessary to make this Indenture a valid and legally binding agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE:

In consideration of the premises and the purchase of the Notes by the Holders (as defined below) thereof for the equal and proportionate benefit of all of the present and future Holders of the Notes, each party agrees and covenants as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend deposited with or on behalf of, and registered in the name of, the Depository or its nominee that will initially be issued in a denomination equal to the principal amount of the Notes sold in reliance on Rule 144A.

“2014 CoBank Administrative Agent” means CoBank, ACB, in its capacity as administrative agent under the 2014 CoBank Credit Agreement, together with its successors and assigns in such capacity.

“2014 CoBank Credit Agreement” means the Credit Agreement, dated as of June 2, 2014, by and among the Company, CoBank ACB, as administrative agent, and the lenders party thereto.

“2016 CoBank Administrative Agent” means CoBank, ACB, in its capacity as administrative agent under the 2016 CoBank Credit Agreement, together with its successors and assigns in such capacity.

“2016 CoBank Credit Agreement” means the Credit Agreement, dated as of October 12, 2016, by and among the Company, CoBank, ACB, as administrative agent, and the lenders party thereto.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” has the meaning assigned to such term in the recitals.

“Agent” means any Registrar, Paying Agent or any Authenticating Agent or transfer agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Amount” means the sum of (A)(x) cumulative Consolidated EBITDA from and after October 1, 2015 to the most recently ended fiscal quarter for which internal financial statements are available preceding the date of the proposed action (for the avoidance of doubt, such cumulative Consolidated EBITDA shall include the Consolidated EBITDA for any such quarters, whether negative or positive) minus (y) 1.4 times Cumulative Interest Expense plus (without duplication) (B):

(1)    100% of the aggregate net cash proceeds, and the Fair Market Value of marketable securities or other property or assets other than cash, received by the Company from the issue or sale (other than to a Subsidiary) of any class of Equity Interests in the Company after the Issue Date, other than (A) Disqualified Stock, (B) Equity Interests to the extent the net cash proceeds therefrom are applied as provided for in clause (4) of Section 6.09(B) and (C) Refunding Capital Stock to the extent the net cash proceeds therefrom are applied as provided for in clause (2) of Section 6.09(B); plus

(2)    100% of any cash and the Fair Market Value of marketable securities or other property or assets other than cash received by the Company as a capital contribution from its shareholders subsequent to the Issue Date; plus

(3)    100% of the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Company or any Restricted Subsidiary of the Company issued after the Issue Date (other than any such Indebtedness or Disqualified Stock to the extent issued to a Subsidiary of the Company), which has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock); plus

(4)    to the extent not already included in Consolidated EBITDA, 100% of the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries since the Issue Date from Investments, whether through interest payments, principal payments, returns, profits, distributions, income and similar amounts, dividends or other distributions and payments, or the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) thereof made by the Company and its Restricted Subsidiaries; plus

(5)    to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation and (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

less the amount of any Applicable Amount previously applied pursuant to clause (3)(B)(ii) of Section 6.09(B) and clause (l)(ii) of the definition of “Permitted Debt.”

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(1)    the present value at such redemption date of (i) the redemption price of such Note at April 1, 2021 (such redemption price (expressed in percentage of principal amount) being set forth in Section 4.07 (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 50 basis points; over

(2)    the outstanding principal amount of such Note;

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depository for such a Regulation S Global Note, to the extent applicable to such transaction and as in effect from time to time.

“Applicable Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is not so published or available or such information is not available thereon, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to April 1, 2021; provided, however, that if the period from the redemption date to April 1, 2021 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Sale” means:

(1)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2)    the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred stock issued pursuant to Section 6.10), whether in a single transaction or a series of related transactions, in each case, other than:

(a)    a disposition of cash or Cash Equivalents, obsolete, uneconomical, surplus or worn out property or equipment, inventory or other assets;

(b)    the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries in a manner permitted pursuant to the provisions described under Article V or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c)    the making of any Restricted Payment or Permitted Investment that is permitted to be made under Section 6.09;

(d)    any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value for any such transaction or series of related transactions not exceeding the greater of (x) $100.0 million and (y) 0.30% of Total Assets;

(e)    any disposition of property or assets between or among the Company and its Restricted Subsidiaries and any issuance of Equity Interests by a Restricted Subsidiary to the Company or another Restricted Subsidiary of the Company;

(f)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)    the lease, assignment or sub-lease of any real or personal property in the ordinary course of business and the license or sublicense of intellectual property or other general intangibles and licenses in the ordinary course of business;

(h)    foreclosures on, or expropriations or condemnation of, assets and the settlement, release, waiver or surrender of contract, tort and other claims;

(i)    any financing transaction with respect to property built, repaired, improved or acquired by the Company or any Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations, permitted by this Indenture;

(j)    dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(k)    the granting of a Lien permitted under Section 6.11;

(l)    contractual arrangements under long-term contracts with customers entered into by the Company and its Restricted Subsidiaries which are treated as sales for accounting purposes; provided that there is no transfer of title in connection with such contractual arrangement;

(m)    any Plan Contribution;

(n)    additional dispositions of assets (taken together with all such dispositions made pursuant to this clause (n)) since the Issue Date with an aggregate Fair Market Value not exceeding the greater of (x) $250.0 million and (y) 1.0% of Total Assets; and

(o)    for the avoidance of doubt, any waiver, termination or amendment of contractual terms or rights.

“Bankruptcy Code” means Title 11 of the United States Code.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the Beneficial Ownership of any particular “person” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” will be deemed to have Beneficial Ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definitions of “Change of Control” and “Continuing Directors,” any duly authorized committee of such body.

“Board Resolution” means one or more resolutions, certified by the secretary or an assistant secretary of the Company to have been duly adopted or consented to by the Board of Directors and to be in full force and effect, and delivered to the Trustee.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligations” means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of Indebtedness will be the capitalized amount of the obligations determined in accordance with GAAP consistently applied.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)    securities or obligations issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(2)    securities or obligations issued by any state of the United States of America, or any political subdivision of any such state, or any public instrumentality thereof, having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(3)    commercial paper issued by any lender under the Senior Credit Facilities or any bank holding company owning any lender under the Senior Credit Facilities;

(4)    commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(5)    domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any lender under the Senior Credit Facilities or any other bank having combined capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million in the case of foreign banks;

(6)    auction rate securities rated at least Aa3 by Moody’s and AA- by S&P (or, if at any time either S&P or Moody’s shall not be rating such obligations, an equivalent rating from another nationally recognized rating service);

(7)    repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (1), (2) and (5) above entered into with any bank meeting the qualifications specified in clause (5) above or securities dealers of recognized national standing;

(8)    repurchase obligations with respect to any security that is a direct obligation or fully guaranteed as to both credit and timeliness by the Government of the United States or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the Government of the United States;

(9)    marketable short-term money market and similar funds (x) either having assets in excess of $250.0 million or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in the United States);

(10)    shares of investment companies that are registered under the Investment Company Act of 1940 and 95% the investments of which are one or more of the types of securities described in clauses (1) through (9) above;

(11)    any other investments used by the Company and its Subsidiaries as temporary investments; and

(12)    in the case of investments by the Company or any Subsidiary organized or located in a jurisdiction other than the United States (or any political subdivision or territory thereof), or in the case of investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Subsidiary is organized or located or in which such investment is made, all as reasonably determined in good faith by the Company.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto).

“Change of Control” means the occurrence of any of the following:

(1)    the adoption of a plan relating to the liquidation or dissolution of the Company; or

(2)    any “person,” as such term is used in Section 13(d)(3) of the Exchange Act, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the outstanding Voting Stock of the Company; provided that a transaction in which the Company becomes a Subsidiary of another Person shall not constitute a Change of Control if (a) the stockholders of the Company immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the Voting Stock of such other Person of whom the Company is then a Subsidiary and (b) immediately following such transaction no person (as defined above) other than such other Person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Company.

Notwithstanding the foregoing, (a) a transaction shall not be deemed to involve a Change of Control solely as a result of the Company becoming a direct or indirect Wholly-Owned Subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction, no Person (other than a holding company satisfying the requirements of this sentence) is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company and (b) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a Beneficial Owner.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” and “Pledged Collateral” (or equivalent terms) as defined in any Collateral Document and any and all other property, now existing or hereafter acquired, on which a Lien to secure the Notes Obligations is granted to the Collateral Agent pursuant to the Collateral Documents.

“Collateral Agent” means The Bank of New York Mellon in its capacity as “Collateral Agent” under this Indenture and under the Collateral Documents or any successor or assign thereto in such capacity.

“Collateral Documents” means, collectively, the Pledge Agreement, the Security Agreement, the First Priority/Second Priority Intercreditor and Subordination Agreement and all other agreements, instruments and documents that are intended to create, perfect or evidence Liens to secure the Notes Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, notes, guarantees, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, financing statements and all other written matter whether heretofore, now or hereafter executed by the Company or any of its Subsidiaries and delivered to the Collateral Agent for its benefit and the benefit of the other Notes Secured Parties, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Collateral Grantors” means, collectively, the Company, the other Pledgors and the Grantor.

“Commodity Agreement” means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

“Company” means the Person named as the “Company” in the recitals, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Person.

“Company Order” means a written request or order signed in the name of the Company by an Officer of the Company and delivered to the Trustee.

“Consolidated EBITDA” means, with respect to the Company and its Restricted Subsidiaries on a consolidated basis, for any period, the sum of (i) operating income for such period, plus (ii) to the extent resulting in reductions in such operating income for such period, (a) depreciation and amortization expense for such period and (b) the amount of non-cash charges for such period, plus (iii) charges for severance, restructuring and acquisition (including acquisition integration) costs, plus (iv) cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to any Material Transaction that are (a) permitted under Regulation S-X promulgated pursuant to the Securities Act or (b) projected by a financial Officer of the Company in good faith to be reasonably anticipated to be realizable within eighteen (18) months of the date of such Material Transaction (which will be added to Consolidated EBITDA as so projected until fully realized, and calculated on a pro forma basis, as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that with respect to this clause (iv)(b) such cost savings, operating expense reductions, other operating improvements and initiatives or synergies are reasonably identifiable and factually supportable (in the good faith determination of a financial Officer of the Company); provided, further, that, the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to any Material Transaction added back pursuant to this clause (iv)(b) or the definition of Pro Forma Basis (that are not permitted under Regulation S-X promulgated pursuant to the Securities Act) in any period of four consecutive fiscal quarters shall not exceed 15% of Consolidated EBITDA with respect to add-backs in connection with Material Transactions; provided, for the avoidance of doubt, the aggregate amount of all such add-backs in any period of four consecutive fiscal quarters shall not exceed 20% of Consolidated EBITDA, in each case for this clause (iv)(b) calculated prior to giving effect to such add-backs added back pursuant to this clause (iv)(b) for such period, minus (v) to the extent resulting in increases in such operating income for such period, the non-cash gains for such period, all determined on a consolidated basis in accordance with GAAP. For any period of calculation, “Consolidated EBITDA” shall be calculated on a Pro Forma Basis to give effect to any Material Transaction; provided, however, that solely for purposes of the calculation of the “Applicable Amount,” historical results of the entity, divisions or lines or assets so acquired will not be included for periods prior to the date such Material Transaction has been consummated.

“Consolidated Interest Expense” means, for any period, the cash interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP), net of cash interest income, of the Company and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and all income or costs under Swap Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements unrelated to interest expense) and any cash dividends paid on any Disqualified Stock, amortization of deferred financing costs and any other amounts of noncash interest, all as calculated on a consolidated basis in accordance with GAAP and excluding, for avoidance of any doubt, any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof; provided that, for purposes of Article V, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any acquired Person or business acquired during such period, based on the cash interest expense (or income) of such acquired Person or business for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or repaid on the first day of such period. Notwithstanding the foregoing, if any lease or other liability is reclassified as Indebtedness or as a Capital Lease Obligation due to a change in accounting principles or the application thereof after the Issue Date, the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense to the extent excluded prior to such change.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness described in clauses (4) and (8) of the definition of “Indebtedness”) outstanding as of such date, in the amount and only to the extent that such Indebtedness would be reflected on a balance sheet prepared as of such date, on a consolidated basis in accordance with GAAP, minus the amount of the cash and Cash Equivalents of the Company and its Restricted Subsidiaries in excess of $50,000,000 that would be reflected on such balance sheet.

“Corporate Trust Office,” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of the execution of this instrument is located at 500 Ross Street, 12th Floor, Pittsburgh, PA 15262, Attention: Corporate Trust, Facsimile No. 412-234-8377, or such other address as the Trustee may designate from time to time by notice to the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Company).

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or commercial paper facilities, credit agreements, indentures or other agreements, in each case with banks or other institutional lenders, investors, purchasers, trustees or agents providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables), letters of credit or other extensions of credit or other Indebtedness, including any notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, waivers, supplements, modifications, extensions, renewals, restatements or refundings thereof and any agreement or instrument (and related documents) governing Indebtedness incurred to replace, refund, refinance or otherwise restructure all or any part of the loans, notes, other credit facilities, borrowings or commitments outstanding or permitted to be outstanding thereunder or any successor or replacement loans, notes, other credit facilities, borrowings or commitments outstanding or permitted to be outstanding thereunder, including any such replacement, refunding, refinancing or other restructuring facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof, in each case whether by the same or any other bank, institutional lender, investor, purchaser, trustee or agent or group thereof.

“Cumulative Interest Expense” means, in respect of any Restricted Payment, the sum of the aggregate amount of Consolidated Interest Expense of the Company and its Restricted Subsidiaries for the period from and after October 1, 2015, to the most recently ended fiscal quarter for which internal financial statements are available preceding the proposed Restricted Payment.

“CUSIP” means the identification number provided by the Committee on Uniform Securities Identification Procedures.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Notes” means certificated Notes.

“Depository” means, with respect to the Notes issuable in whole or in part in the form of one or more Global Notes, the Person designated as Depository by the Company pursuant to Section 2.01 until a successor Depository shall have become such pursuant to the applicable provisions of this Indenture. The “Depository” shall initially be DTC, its nominees and its successors.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by a financial or accounting Officer of the Company, less the amount of cash, Cash Equivalents or Replacement Assets received in connection with a subsequent sale of such Designated Noncash Consideration.

“Discharge” means, with respect to any Indebtedness, the date on which (a) (i) such Indebtedness and the First Priority Obligations or Pari Passu Obligations thereunder, as the case may be, have been paid in full in cash, (ii) no holder or lender thereunder, as the case may be, has any remaining commitment to extend credit, and (iii) all letters of credit issued thereunder have been terminated or cash collateralized in accordance with the provisions of such Indebtedness or (b) such Indebtedness and the First Priority Obligations or Pari Passu Obligations thereunder, as the case may be, are no longer secured by Collateral or guaranteed by any Guarantor pursuant to the terms of the documentation governing such Indebtedness. The term “Discharged” shall have a corresponding meaning.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Capital Stock that is not Disqualified Stock) other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes or the date such Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means (x) a sale of Capital Stock (other than through the issuance of Disqualified Stock) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Company and (b) issuances of Capital Stock to any Subsidiary of the Company or (y) a cash equity contribution to the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Indebtedness” means Indebtedness of the Company or its Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

“Existing Notes” means, collectively, all of the Company’s existing senior notes, in each case in the aggregate principal amount outstanding as of the Issue Date, after giving effect to the use of proceeds from the Initial Notes.

“Excluded Subsidiary” means any of the following:

(a)    each Immaterial Subsidiary;

(b)    each Subsidiary that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary);

(c)    each Domestic Subsidiary to the extent that (i) in the case of a Note Guarantee, (x) such Subsidiary is prohibited from guaranteeing the Notes Obligations by any applicable law or (y) any such Note Guarantee would require consent, approval, license or authorization of a Governmental Authority (unless such consent, approval, license or authorization has been received) or (ii) in the case of providing Collateral, (x) such Subsidiary is prohibited from granting Liens on its assets to secure the Notes Obligations by any applicable law or (y) any such grant of security would require consent, approval, license or authorization of a Governmental Authority (unless such consent, approval, license or authorization has been received);

(d)    each Domestic Subsidiary to the extent that (i) in the case of a Note Guarantee, such Subsidiary is prohibited by any applicable contractual requirement (not created in contemplation of the consummation of this restriction) from guaranteeing the Notes Obligations on the Issue Date or at the time such Subsidiary becomes a Subsidiary or (ii) in the case of providing Collateral, such Subsidiary is prohibited by any applicable contractual requirement (not created in contemplation of the consummation of this restriction) from granting Liens on its assets to secure the Notes Obligations on the Issue Date or at the time such Subsidiary becomes a Subsidiary;

(e)    any Foreign Subsidiary;

(f)    any Domestic Subsidiary (i) that is a FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary that is a CFC;

(g)    in the case of a Note Guarantee, any Domestic Subsidiary with no material operations and no material assets other than the Equity Interests of Subsidiaries;

(h)    any special purpose securitization vehicle or similar entity;

(i)    any not-for-profit Subsidiary; and

(j)    any captive insurance Subsidiary.

“Fair Market Value” means the price that would be paid in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by (i) a responsible financial or accounting Officer of the Company with respect to valuations not in excess of $250.0 million and (ii) the Board of Directors of the Company with respect to valuations equal to or in excess of $250.0 million, whose determination, unless otherwise specified, shall be conclusive if evidenced by a Board Resolution.

“FCC” means the United States Federal Communications Commission and any successor agency that is responsible for regulating the United States telecommunications industry.

“First Priority Collateral Agent” means (i) in the case of any First Priority Credit Obligations, the Senior Credit Facilities Collateral Agent and (ii) in the case of any Series of Future First Lien Obligations or Future First Lien Indebtedness Secured Parties that become subject to the First Priority/Second Priority Intercreditor and Subordination Agreement after the Issue Date, the collateral agent, administrative agent, trustee or any other similar agent named for such Series in the applicable joinder to the First Priority/Second Priority Intercreditor and Subordination Agreement.

“First Priority Credit Documents” means the Senior Credit Facilities and each of the other agreements, documents and instruments providing for or evidencing any other First Priority Obligation under Credit Facilities and any other document or instrument executed or delivered at any time in connection with any First Priority Obligation under the Credit Facilities (including any intercreditor or joinder agreement among holders of First Priority

Obligations but excluding documents governing Hedging Obligations), to the extent such are effective at the relevant time, as each may be amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“First Priority Credit Obligations” means (i) any and all amounts payable under or in respect of the Senior Credit Facilities and the other First Priority Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Senior Credit Facilities), including principal, premium (if any), interest (including Post-Petition Interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for Post-Petition Interest is allowed or allowable in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect of, in each case, to the extent secured by a Permitted Lien incurred or deemed incurred to secure Indebtedness under a Credit Facility constituting First Priority Obligations pursuant to clause (1) of the definition of “Permitted Liens,” and (ii) all other Obligations of the Company or any Other Obligor in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) above or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“First Priority Designated Agent” shall mean (i) the Senior Credit Facilities Collateral Agent, until such time as the Discharge of First Lien Credit Agreement Obligations has occurred in accordance with the First Priority/Second Priority Intercreditor and Subordination Agreement, and (ii) thereafter, the applicable Designated Senior Priority Representative (as such term or similar term is defined in the First Priority/Second Priority Intercreditor and Subordination Agreement).

“First Priority Obligations” means (i) the First Priority Credit Obligations and (ii) any Future First Lien Obligations.

“First Priority Pledge Agreement” means that certain Amended and Restated Pledge Agreement, dated as of May 2, 2016, among the Pledgors party thereto, the Senior Credit Facilities Collateral Agent, the JPMCB Credit Agreement Administrative Agent and the other Secured Representatives (as defined in the First Priority Pledge Agreement) party thereto, as may be amended, restated, amended and restated, supplemented, re-affirmed or otherwise modified from time to time.

“First Priority Secured Parties” means (i) the Senior Credit Facilities Secured Parties and (ii) any Future First Lien Indebtedness Secured Parties.

“First Priority Security Agreement” means that certain Security Agreement, dated as of August 14, 2017, among Newco West Holdings LLC, as pledgor, the Senior Credit Facilities Collateral Agent, the JPMCB Credit Agreement Administrative Agent and the other Secured Representatives (as defined in the First Priority Security Agreement) party thereto, as may be amended, restated, amended and restated, supplemented, re-affirmed or otherwise modified from time to time.

“First Priority/Second Priority Intercreditor and Subordination Agreement” means the Junior Lien Intercreditor and Subordination Agreement, dated as of the Issue Date, among the Collateral Agent, JPMorgan Chase Bank, N.A., as Senior Credit Facilities Collateral Agent, the Company, the Guarantors, the Pledgors, the Grantor and the other parties thereto, as it may be further amended or supplemented from time to time in accordance with the Indenture.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary.

“FSHCO” means any domestic Subsidiary that owns no material assets (directly or through subsidiaries) other than the equity interests of one or more Foreign Subsidiaries that are CFCs.

“Future First Lien Indebtedness” means any Indebtedness of the Company and/or the Other Obligors that is secured by a Lien on the Collateral (other than a Lien that is pari passu with or junior to the Lien securing the notes), as permitted by this Indenture; provided that the trustee, agent or other authorized representative for the holders of such Indebtedness shall execute a joinder to the First Priority/Second Priority Intercreditor and Subordination Agreement.

“Future First Lien Indebtedness Secured Parties” means holders of any Future First Lien Obligations and any trustee, authorized representative or agent of such Future First Lien Obligations.

“Future First Lien Obligations” means Obligations in respect of Future First Lien Indebtedness, including all Post-Petition Interest with respect thereto.

“Future Pari Passu Indebtedness” means any Indebtedness of the Company and/or the Other Obligors that is secured by a Lien on the Collateral and ranks equally in right of payment and lien priority to the notes as permitted by the Indenture; provided that (i) the trustee, agent or other authorized representative for the holders of such Indebtedness (other than in the case of Additional Notes) shall execute a joinder to the Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement and (ii) the Company shall designate such Indebtedness as “Additional Junior Priority Debt” under the First Priority/Second Priority Intercreditor and Subordination Agreement.

“Future Pari Passu Indebtedness Secured Parties” means holders of any Future Pari Passu Obligations and any trustee, authorized representative or agent of such Future Pari Passu Obligations.

“Future Pari Passu Obligations” means Obligations in respect of Future Pari Passu Indebtedness, including all Post-Petition Interest with respect thereto.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time; provided, however, that if any operating lease would be recharacterized as a capital lease due to changes in the accounting treatment of such operating leases under GAAP since the Issue Date, then solely with respect to the accounting treatment of any such lease, GAAP shall be interpreted as it was in effect on the Issue Date, and provided further that any change in GAAP after the Issue Date relating to the determination of the amount or to the extent to which Indebtedness would be reflected on a balance sheet shall be disregarded. All ratios and computations contained or referred to in each Indenture shall be computed in conformity with GAAP applied on a consistent basis.

“Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and, to the extent required by this Indenture, the Private Placement Legend deposited with or on behalf of, and registered in the name of, the Depository or its nominee.

“Global Note Legend” means the legend set forth in Exhibit A hereof, as applicable, which is required to be place on all Global Notes issued under this Indenture.

“Governmental Authority” means any federal, state, provincial, local or foreign court or tribunal or governmental agency, authority, instrumentality or regulatory or legislative body.

“Government Securities” means securities that are

(1)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Grantor” means Newco West Holdings LLC.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Restricted Subsidiary that guarantees the Notes pursuant to the terms of this Indenture, until such Note Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Interest Rate Agreement, Commodity Agreement or Currency Agreement.

“Holder” means the Person in whose name Notes are registered in the Register.

“Immaterial Subsidiary” means any Subsidiary of the Company that (i) does not incur or guarantee any obligations under any Senior Credit Facility or any other Indebtedness, (ii) did not, as of the last day of the fiscal quarter of the Company’s most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 6.08 have assets with a value in excess of 5.0% of the Total Assets or revenues representing in excess of 5.0% of total revenues of the Company and the Subsidiaries on a consolidated basis as of such date, and (iii) taken together with all such Subsidiaries as of such date, did not have assets with a value in excess of 10.0% of Total Assets or revenues representing in excess of 10.0% of total revenues of the Company and its Subsidiaries on a consolidated basis as of such date. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of any such four consecutive fiscal quarter period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is one business day following the filing, transmittal or making available of annual or quarterly financial statements pursuant to Section 6.08 with respect to the last quarter of such four consecutive fiscal quarter period.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion or amortization of original issue discount nor the payment of interest or dividend in the form of additional Indebtedness shall be considered an incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)    all indebtedness of such Person for borrowed money;

(2)    all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)    all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);

(4)    all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than one year after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5)    all Capital Lease Obligations of such Person;

(6)    all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7)    all Indebtedness of other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person;

(8)    to the extent not otherwise included in this definition, obligations under Interest Rate Agreements, Commodity Agreements and Currency Agreements, except for Interest Rate Agreements, Commodity Agreements and Currency Agreements entered into for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk; and

(9)    all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided:

(A)    that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(B)    that money borrowed and set aside at the time of the incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(C)    that Indebtedness shall not include:

(I)    any liability for federal, state, local or other taxes;

(II)    workers’ compensation claims, self-insurance obligations, performance, surety, appeal and similar bonds and completion guarantees provided in the ordinary course of business;

(III)    obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of its incurrence; or

(IV)    any Indebtedness defeased or called for redemption.

Notwithstanding the foregoing, in connection with the purchase by a Person or any of its Restricted Subsidiaries of any business, the term “Indebtedness” will exclude indemnification or post-closing payment adjustments or earn-out or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet, working capital calculation or other similar method or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable or is of a contingent nature and, to the extent such payment thereafter becomes fixed and finally determined, the amount is paid within 60 days thereafter. For the avoidance of doubt, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of a Person solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto).

“Indenture” has the meaning assigned to such term in the recitals.

“Initial Notes” has the meaning assigned to such term in the recitals.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“ISIN” means the International Securities Identification Number.

“Issue Date” means March 19, 2018.

“JPMCB Credit Agreement” means the First Amended and Restated Credit Agreement, dated as of February 27, 2017, among the Company, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the various other parties party thereto (as amended by Amendment No. 1, dated as of March 27, 2017, as further amended by Increase Joinder No. 1, dated as of June 15, 2017 and as further amended by Amendment No. 2, dated as of January 25, 2018).

“JPMCB Credit Agreement Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent under the JPMCB Credit Agreement, together with its successors in such capacity.

“Junior Indebtedness” means any Subordinated Indebtedness of the Company.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or required by law, executive order or regulation to remain closed.

“Lien” means, with respect to any property or assets, including Capital Stock, any mortgage or deed of trust, pledge, lien, hypothecation, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Material Transaction” means any acquisition or disposition outside the ordinary course of business of any property or assets that (x) constitute assets comprising all or substantially all of an operating unit of a business or equity interests of a Person representing a majority of the ordinary voting power or economic interests in such Person that are represented by all its outstanding capital stock and (y) involves aggregate consideration in excess of $50.0 million.

“Maturity” means the date on which the principal of the Notes, or any installment of principal, shall become due and payable as therein and herein provided, whether at the Stated Maturity or by declaration, call for redemption or otherwise.

“Maximum Guarantee Amount” means, as of any date on which the Guarantors are providing the Note Guarantees, for so long as any indenture governing any series of Existing Notes (the “Existing Notes Indentures”) remains in effect, the maximum amount of all Indebtedness that would be permitted to be incurred by such Guarantor on such date in accordance with, and without the Company or any of its Subsidiaries contravening, the terms of any such Existing Notes Indenture, after giving effect to any other Indebtedness and Obligations permitted pursuant to the terms of this Indenture (including on such date); provided that the incurrence of guarantees subordinated to such Note Guarantee shall not further limit such Note Guarantee pursuant to the terms of this Indenture.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Nationally Recognized Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credit or deductions and any tax sharing agreements).

“Net Proceeds” means, with respect to any Asset Sale, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Company or any of its Restricted Subsidiaries in respect of such Asset Sale less (b) the sum of:

(1)    the amount, if any, of all Taxes paid or estimated to be payable by the Company or any of its Restricted Subsidiaries in connection with such Asset Sale;

(2)    the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any Taxes deducted pursuant to clause (1) above) (x) associated with the assets that are the subject of such Asset Sale and (y) retained by the Company or any of its Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such an Asset Sale occurring on the date of such reduction;

(3)    the amount of any Indebtedness (other than Indebtedness described in clause (1) of the second paragraph of Section 6.15(a)) secured by a Lien on the assets that are the subject of such Asset Sale to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Asset Sale; and

(4)    reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by the Company or any of its Restricted Subsidiaries, as applicable, in connection with such Asset Sale (other than those payable to the Company or any Subsidiary of the Company), in each case only to the extent not already deducted in arriving at the amount of gross cash proceeds referred to in clause (a) above.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Custodian” means the custodian with respect to any Global Note appointed by the Depository, or any successor Person thereto, and shall initially be The Bank of New York Mellon.

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees, the Collateral Documents, the First Priority/Second Priority Intercreditor and Subordination Agreement and this Indenture.

“Notes” has the meaning assigned to such term in the recitals.

“Notes Liens” means all Liens that secure the Notes Obligations.

“Notes Obligations” means all Obligations of the Company and the Other Obligors under the Notes, this Indenture and the Collateral Documents, including Post-Petition Interest with respect thereto.

“Notes Secured Parties” means the Trustee, the Collateral Agent and the Holders of the Notes.

“Obligations” means any principal, interest (including Post-Petition Interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for Post-Petition Interest is allowed or allowable in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum dated March 8, 2018.

“Officer” means the chairman of the Board of Directors, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer, any assistant treasurer, the controller, any assistant controller, the secretary or any assistant secretary of such Person in accordance with the applicable provisions of this Indenture.

“Officer’s Certificate” means a certificate signed by an Officer of the Company that meets the requirements set forth in this Indenture and is delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel reasonably acceptable to the Trustee and/or the Collateral Agent, who may be an employee of or counsel to the Company, the Trustee and/or the Collateral Agent. Such opinion may refer to prior Opinions of Counsel, may contain customary assumptions, qualifications and exceptions and, with respect to factual matters, may reasonably rely on an Officer’s Certificate of the Company or certificates of public officials.

“Other Obligors” means, collectively, the Guarantors, the Pledgors (other than the Company) and the Grantor.

“Outstanding” means, when used with respect to Notes, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(1)    Notes theretofore canceled by the Paying Agent or delivered to the Paying Agent for cancellation;

(2)    Notes or portions thereof for which payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Notes or Notes as to which the Company’s Obligations have been Discharged; provided, however, that if such Notes or portions thereof are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture; and

(3)    Notes that have been paid pursuant to Section 3.07(b) or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to a Responsible Officer of the Trustee proof satisfactory to it that such Notes are held by a protected purchaser in whose hands such Notes are valid obligations of the Company;

(4)    Notes to which defeasance has been effected pursuant to Section 12.03;

provided, however, that in determining whether the Holders of the requisite principal amount of Notes Outstanding have performed any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action) hereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding unless the Company, such Affiliate or such other obligor owns all of the Notes, except that, in determining whether the Trustee shall be protected in relying upon any such action, only Notes for which the Trustee has received written notice to be so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes its right to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon such Notes or any Affiliate of the Company or of such other obligor. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officer’s Certificate listing and identifying all such Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons; and the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all such Notes not listed therein are Outstanding for the purpose of any such determination.

“Pari Passu Obligations” means (i) all Notes Obligations and (ii) all Future Pari Passu Obligations.

“Pari Passu Secured Parties” means (i) the Notes Secured Parties and (ii) any Future Pari Passu Indebtedness Secured Parties.

“Paying Agent” means any Person authorized by the Company to pay the principal of, premium, if any, or interest on the Notes on behalf of the Company. The Company may act as Paying Agent.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person.

“Permitted Investments” means:

(1)    any Investment in the Company or any of its Restricted Subsidiaries;

(2)    any Investment in cash and Cash Equivalents;

(3)    any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in a Similar Business if as a result of such Investment, such Person, in one transaction or a series of related transactions, (i) becomes a Restricted Subsidiary of the Company or (ii) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company and, in each case, any Investment held by such Person; provided that, with respect to clause (ii), such Investment was not acquired by such Person in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation;

(4)    any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 6.15 or any other disposition of assets not constituting an Asset Sale;

(5)    any Investment existing on the Issue Date;

(6)    any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)    in compromise or resolution of any other Investment or obligations owed to the Company or any such Restricted Subsidiary, including in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of any trade creditor or customer or in satisfaction of litigation, arbitration or other disputes; or

(b)    as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

and, in each case, any Investment held by such Person;

(7)    Swap Obligations permitted under Section 6.10(B)(j)(x);

(8)    Investments the payment for which consists of Equity Interests of the Company, or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the calculation set forth in the definition of “Applicable Amount”;

(9)    guarantees of Indebtedness permitted under Section 6.10;

(10)    any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of Section 6.12(B) (except transactions described in clauses (ii) and (iv) of Section 6.12(B));

(11)    Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(12)    if no Default or Event of Default has occurred and is continuing, additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (12), not to exceed since the Issue Date the greater of $750.0 million and 2.5% of Total Assets at the time of such Investments (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(13)    advances to employees not in excess of $25.0 million outstanding at any one time, in the aggregate;

(14)    loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(15)    receivables owing to the Company or any Restricted Subsidiary of the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (which trade terms may include such concessionary trade terms as the Company or any such

Restricted Subsidiary deems reasonable under the circumstances), and other Investments to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(16)    deposits or payments made with the FCC in connection with the auction or licensing of any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any Governmental Authority (“Governmental Authorizations”); and

(17)    any Plan Contribution.

“Permitted Liens” means, with respect to any Person:

(1)    Liens securing Indebtedness and other obligations permitted to be incurred pursuant to clause (a) of the definition of “Permitted Debt”; provided that in the case of Liens securing any such Indebtedness constituting First Priority Obligations or Pari Passu Obligations, the holders of such Indebtedness, or their duly appointed agent, shall become party to the First Priority/Second Priority Intercreditor and Subordination Agreement;

(2)    (a) Liens existing on the Issue Date (other than such Liens existing pursuant to clause (1) of this definition) and (b) Liens securing the Notes (other than any Additional Notes);

(3)    Liens on property that exist when the Company or any of its Restricted Subsidiaries acquires the property; provided that such Liens were not incurred in contemplation of such acquisition;

(4)    Liens securing Indebtedness that any Restricted Subsidiary of the Company owes to the Company or to any other Restricted Subsidiary of the Company;

(5)    Liens on property, shares of stock or Indebtedness of any entity that exists when (a) it becomes a Restricted Subsidiary of the Company, (b) it is merged into or consolidated with the Company or any of its Restricted Subsidiaries, or (c) the Company or any of its Restricted Subsidiaries acquires all or substantially all of the assets of the entity, provided that no such Lien extends to any other property of the Company or any of its Restricted Subsidiaries;

(6)    Liens securing Indebtedness and other obligations permitted to be incurred pursuant to Section 6.10(B)(d) and (j), covering only the assets referred to therein;

(7)    Liens securing (a) nondelinquent performance of bids or contracts (other than for borrowed money, obtaining of advances or credit or the securing of debt), (b) contingent obligations on surety and appeal bonds, (c) utility obligations, and (d) other similar nondelinquent obligations, in each case incurred in the ordinary course of business;

(8)    Liens securing purchase money Indebtedness or Capital Lease Obligations, provided that (a) any such Lien attaches to the property within 270 days after the acquisition thereof and (b) such Lien attaches solely to the property so acquired;

(9)    (i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit account or other funds, provided that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against the Company’s access in excess of those set forth by regulations promulgated by the Federal Reserve Board and such deposit account is not intended by the Company to provide collateral to the depository institution and (ii) Liens, deposits (including deposits with the FCC) or pledges to secure the performance of bids, tenders, trade governmental contracts, leases, licenses, statutory obligations or other similar obligations incurred in the ordinary course of business;

(10)    pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation;

(11)    statutory Liens and Liens for taxes, assessments or other governmental charges for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings;

(12)    Liens arising solely by operation of law and in the ordinary course of business, such as mechanics’, materialmen’s, warehousemen’s and carriers’ Liens and Liens of landlords or of mortgages of landlords on fixtures and movable property located on premises leased in the ordinary course of business;

(13)    Liens on personal property (other than shares or debt of the Company’s Restricted Subsidiaries) securing loans maturing in not more than one year or on accounts receivables in connection with a receivables financing program;

(14)    any Lien upon any property to secure all or part of the cost of construction thereof or to secure debt incurred prior to, at the time of, or within twelve months after completion of such construction or the commencement of full operations thereof (whichever is later), to provide funds for such purpose;

(15)    easements, rights of way, restrictions, title defects, survey title exceptions and other encumbrances incurred which, in the aggregate, do not materially interfere with the ordinary conduct of business;

(16)    Liens securing Indebtedness of the Company or any Restricted Subsidiary to the Rural Electrification Administration or the Rural Utilities Service (or any successor to any such agency) in an aggregate principal amount outstanding at any time not to exceed $50.0 million;

(17)    Liens on trusts, cash or Cash Equivalents or other funds in connection with the defeasance (whether by covenant or legal defeasance), discharge or redemption of Indebtedness, pending consummation of a strategic transaction, or similar obligations; provided that such defeasance, discharge or redemption is otherwise permitted by this Indenture;

(18)    Liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed the greater of $100.0 million and 0.5% of Total Assets at any one time outstanding;

(19)    Liens to secure any Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that (i) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and (ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(20)    extensions, renewals or replacement of any of the Liens permitted under this Indenture, if limited to all or any part of the same property securing the original Lien;

(21)    Liens incurred to secure Future Pari Passu Indebtedness permitted to be incurred pursuant to Section 6.10; provided that in the case of Liens incurred pursuant to this clause (21), at the time of incurrence and after giving pro forma effect thereto, the Company’s Second Lien Secured Leverage Ratio for the Test Period immediately preceding the date of incurrence of such Future Pari Passu Indebtedness shall be less than or equal to 2.00 to 1.00 and holders of such Future Pari Passu Indebtedness, or their duly appointed agent, shall become a party to the First Priority/Second Priority Intercreditor and Subordination Agreement; and

(22)     Liens securing any Obligations with respect to Indebtedness permitted to be incurred under this Indenture; provided that such Lien is by its terms intended to be secured by the Collateral on a basis junior to the Notes.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this definition and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Liens” to which such Permitted Lien has been classified or reclassified.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan Contribution” means the contribution of real property to the Company’s defined benefit pension plan (or any successor plan) in existence on the Issue Date in lieu of or in conjunction with cash contributions to such pension plan, including by way of a Sale and Lease-Back Transaction, in a manner consistent with past practice.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the Issue Date, among the Pledgors party thereto and the Collateral Agent, as may be amended, restated, amended and restated, supplemented, re-affirmed or otherwise modified from time to time.

“Pledged Entities” means the following direct Domestic Subsidiaries of the Company and the other Collateral Grantors: Frontier California Inc., Frontier Southwest Incorporated, Frontier Florida LLC, Citizens Telecommunications Company of California Inc., Citizens Telecommunications Company of Illinois, Citizens Telecommunications Company of Utah, Frontier Communications Northwest Inc., Citizens Telecommunications Company of Idaho, Frontier Communications of the Carolinas LLC, Frontier North Inc., Citizens Telecommunications Company of Minnesota, LLC, Citizens Telecommunications Company of Tennessee, L.L.C., Frontier Communications of Minnesota, Inc., Frontier Communications of Iowa, LLC, and Frontier Communications of Wisconsin LLC.

“Pledgors” means the Company, the Grantor, Frontier Communications ILEC Holdings LLC, Citizens NEWTEL, LLC, Frontier Subsidiary Telco LLC, Rhinelander Telecommunications, LLC, and TCI Equipment LLC.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Pro Forma Basis” means, as of any date, that such calculation shall give pro forma effect to all Material Transactions (and the application of the proceeds from any such asset sale or related debt incurrence or repayment) that have occurred during the relevant calculation period and during the period immediately following the end of such period and prior to or simultaneously with the event for which the calculation is made, including pro forma adjustments arising out of events which are attributable to a Material Transaction, including giving effect to those specified in accordance with the definition of “Consolidated EBITDA,” in each case as in good faith determined by a financial Officer of the Company, using historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of the Company and/or any of its Restricted Subsidiaries, calculated as if such Material Transaction, and all other Material Transactions that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated (and the change in Consolidated EBITDA resulting therefrom realized) and incurred or repaid at the beginning of such period.

Whenever pro forma effect is to be given to a Material Transaction, the pro forma calculations shall be made in good faith by a financial Officer of the Company (including adjustments for costs and charges arising out of or related to the Material Transaction and projected cost savings, operating expense reductions, other operating improvements and initiatives and synergies resulting from such Material Transaction that have been or are reasonably anticipated to be realizable, net of the amount of actual benefits realized during such test period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations (including during any subsequent periods in which the effects thereof are reasonably expected to be realizable); provided that (i) no amounts shall be added pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such period and (ii) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies that are not in accordance with Regulation S-X promulgated pursuant to the Securities Act shall be subject to the last proviso in clause (iv)(b) of the definition of “Consolidated EBITDA.”

“Rating Agency” means Moody’s, S&P and Fitch or if Moody’s, S&P and/or Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a Board Resolution) which shall be substituted for Moody’s, S&P and/or Fitch, as the case may be.

“Ratings Decline” means the occurrence of the following on, or within 90 days after, the date of the public notice of the occurrence of a Change of Control or of the intention by the Company or any third-party to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies): (1) in the event that the Notes have an Investment Grade Rating by at least two Rating Agencies, such Notes cease to have an Investment Grade Rating by any of such Rating Agencies, or (2) in any other event, the rating of the Notes by any of the Rating Agencies decreases by one or more gradations (including gradations within ratings categories as well as between rating categories) or is withdrawn.

“Redemption Date” means, when used with respect to any Note to be redeemed, in whole or in part, the date fixed for such redemption by or pursuant to this Indenture and the terms of such Note.

“Redemption Price” means, when used with respect to any Note to be redeemed or repurchased, in whole or in part, the price at which it is to be redeemed pursuant to the terms of the Note and this Indenture.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend deposited with or on behalf of, and registered in the name of, the Depository or its nominee that will initially be issued in a denomination equal to the principal amount of the Notes sold in reliance on Regulation S under the Securities Act.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary of the Company.

“Replacement Assets” means (1) non-current assets (including any such assets acquired by capital expenditures) that shall be used or useful in a Similar Business or (2) substantially all the assets of a Similar Business or a majority of the Voting Stock of any Person engaged in a Similar Business that shall become on the date of acquisition thereof a Restricted Subsidiary of the Company.

“Responsible Officer” means, (1) with respect to the Trustee, any officer assigned to the Corporate Trust Division - Corporate Finance Unit (or any successor division or unit) of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 11.02(c)(i) and the second sentence of Section 11.03 shall also include any other officer of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and (2) with respect to the Collateral Agent, any officer of the Collateral Agent who shall have direct responsibility for the administration of the Collateral Documents.

“Restricted Global Note” means a permanent Global Note in substantially the form of Exhibit A attached hereto that bears the Global Note Legend, the Private Placement Legend (to the extent required by this Indenture) and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depository or a nominee of the Depository, representing Notes that bear the Global Note Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends describe in Section 2.01(d).

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revolving Credit Agreement” means the First Amended and Restated Credit Agreement dated as of February 27, 2017 by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, as amended, waived, supplemented, modified, extended, renewed, restated, replaced, refunded or restructured from time to time.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group, Inc., a division of the McGraw-Hill Companies, Inc., or any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) sum of (without duplication) (x) the Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by a lien on the Collateral and ranks equally or senior in right of payment and lien priority to the notes as of the last day of the relevant Test Period after giving effect to all incurrences and repayments of Secured Indebtedness from the end of such Test Period to the date of determination (net of unrestricted and unencumbered cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date and calculated to exclude any Indebtedness up to an aggregate of $850 million under the Revolving Credit Agreement and any other Credit Facilities constituting revolving credit facilities) and (y) Indebtedness of the Company’s Restricted Subsidiaries incurred pursuant to Section 6.10(B)(p)(2) outstanding as of the last day of the relevant Test Period after giving effect to all incurrences and repayments of such Indebtedness from the end of such Test Period to the transaction date (without duplication) to (b) Consolidated EBITDA for such Test Period.

“Second Priority Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Pari Passu Obligations.

“Secured Indebtedness” means any Indebtedness secured by a Lien on property or assets of the Company or any of its Restricted Subsidiaries.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (without duplication) (x) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien on property or assets of the Company or any of its Restricted Subsidiaries as of the last day of the relevant Test Period after giving effect to all incurrences and repayments of Secured Indebtedness from the end of such Test Period to the date of determination (net of unrestricted and unencumbered cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date and calculated as if any Credit Facilities constituting revolving credit facilities were fully drawn on such date) and (y) Indebtedness of the Company’s Restricted Subsidiaries incurred pursuant to Section 6.10(B)(p)(2) outstanding as of the last day of the relevant Test Period after giving effect to all incurrences and repayments of such Indebtedness from the end of such Test Period to the date of determination to (b) Consolidated EBITDA for such Test Period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Security Agreement, dated as of the Issue Date, among the Grantor and the Collateral Agent, as may be amended, restated, amended and restated, supplemented, re-affirmed or otherwise modified from time to time.

“Senior Credit Facilities” means (i) the JPMCB Credit Agreement, (ii) the 2014 CoBank Credit Agreement and (iii) the 2016 CoBank Credit Agreement, in each case, including any guarantees, collateral documents, instruments and other agreements executed in connection therewith, and any amendments, waivers, supplements, modifications, extensions, renewals, restatements, replacements, refundings or other restructuring thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, refinance or otherwise restructure all or any part of the loans, notes, letters of credit, other credit facilities or commitments thereunder or any successor or replacement loans, notes, letters of credit, other credit facilities or commitments thereunder, including any such replacement, refunding, refinancing or other restructuring facility or indenture that increases the amount borrowable or other credit extendable thereunder, alters the maturity thereof or alters the parties thereto.

“Senior Credit Facilities Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as Collateral Agent under the First Priority Pledge Agreement and the First Priority Security Agreement, together with its successors in such capacity.

“Senior Credit Facilities Secured Parties” means, collectively, the Senior Credit Facilities Collateral Agent, the JPMCB Administrative Agent, the 2014 CoBank Administrative Agent, the 2016 CoBank Administrative Agent and the “Secured Parties” as such term is defined in the JPMCB Credit Agreement.

“Senior Debt” means:

(a)    all Indebtedness under any Credit Facility permitted to be incurred pursuant to Section 6.10(B)(a) and other Obligations with respect thereto;

(b)    any other Indebtedness permitted to be incurred by a Guarantor pursuant to Section 6.10(B)(a) unless, with respect to such Guarantor, the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to its Note Guarantee, as the case may be; and

(c)    all Obligations with respect to the items listed in the preceding clauses (a) and (b).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(i)    any liability for taxes owed or owing by the Guarantors;

(ii)    any Obligations of any Guarantor owed to the Company or any of its Restricted Subsidiaries;

(iii)    any Indebtedness that is incurred in violation of the Indenture; or

(iv)    any Trade Payables.

“Series” means (a) with respect to the First Priority Secured Parties, each of (i) the Senior Credit Facilities Secured Parties (in their capacities as such) and (ii) the Future First Lien Indebtedness Secured Parties that become subject to the First Priority/Second Priority Intercreditor and Subordination Agreement after the date hereof that are represented by a common representative (in its capacity as such for such Future First Lien Indebtedness Secured

Parties), (b) with respect to any First Priority Obligations, each of (i) the First Priority Credit Obligations and (ii) the Future First Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the First Priority/Second Priority Intercreditor and Subordination Agreement by a common representative (in its capacity as such for such Future First Lien Obligations), (c) with respect to the Pari Passu Secured Parties, each of (i) the Notes Secured Parties (in their capacity as such) and (ii) the Future Pari Passu Indebtedness Secured Parties that become subject to the First Priority/Second Priority Intercreditor and Subordination Agreement after the date hereof that are represented by a common representative (in its capacity as such for such Future Pari Passu Indebtedness Secured Parties) and (d) with respect to any Pari Passu Obligations, each of (i) the Notes Obligations and (ii) the Future Pari Passu Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the First Priority/Second Priority Intercreditor and Subordination Agreement by a common representative (in its capacity as such for such Future Pari Passu Obligations).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Stated Maturity” means, when used with respect to any Note or any installment of principal thereof or interest thereon, the date specified in such Note as the fixed date on which the principal (or any portion thereof) of or premium, if any, on such Note or such installment of principal or interest is due and payable.

“Subordinated Indebtedness” means any Indebtedness of the Company or any of the Guarantors which is by its terms subordinated in right of payment to the Notes or the Note Guarantees of such Guarantors, as the case may be.

“Subsidiary” means, with respect to any Person,

(1)    any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)    any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means obligations under or with respect to Swap Agreements.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of the Company then most recently ended (taken as one accounting period) for which internal financial statements are available.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries provided to the Trustee and Holders, in conformity with GAAP (on a pro forma basis to give effect to any acquisition or disposition on or prior to the date of determination).

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of the last day of the relevant Test Period after giving effect to all incurrences and repayments of Indebtedness from the end of such Test Period to such date of determination to (b) Consolidated EBITDA for such Test Period.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended.

“Trustee” means The Bank of New York Mellon, a New York banking corporation, until a successor replaces it in accordance with the provisions of this Indenture, and thereafter means the successor.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means (x) any Subsidiary of the Company that is designated as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that:

(1)    except as permitted by Section 6.12, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries unless the terms of such agreement, contract, arrangement or understanding are, taken as a whole, no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(2)    such Subsidiary does not hold any Liens on any property of the Company or any of its other Restricted Subsidiaries; and

(3)    such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation; and

(y) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Dollars” means such currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

“United States” shall mean the United States of America (including the States and the District of Columbia), its territories and its possessions and other areas subject to its jurisdiction.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02    Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	6.15
“Affiliate Transaction”	6.12
“Asset Sale Offer”	6.15(a)
“Authenticating Agent”	11.09
“Change of Control Offer”	6.14
“Change of Control Payment Date”	6.14
“Change of Control Payment”	6.14
“Covenant Defeasance”	12.03(c)
“Covenant Suspension Event”	6.16
“Defaulted Interest”	3.08(b)
“Discharged”	12.03(b)
“Event of Default”	7.01
“Excess Proceeds”	6.15(a)
“Interest Payment Date”	3.01
“Legal Defeasance”	12.03(b)
“Legend”	3.12(a)
“Member”	2.01(b)
“Offer Amount”	4.08(b)
“Offer Period”	4.08(b)
“Permitted Debt”	6.10
“Purchase Date”	4.08(b)
“Refinancing Indebtedness”	6.10(B)(l)
“Refunding Capital Stock”	6.09(B)(2)
“Register”	3.05
“Registrar”	3.05
“Regular Record Date”	3.01
“Replacement Commitment”	6.15(a)
“Restricted Payment”	6.09
“Reversion Date”	6.16
“Special Record Date”	3.08(b)(i)
“successor”	5.01(A)(i)
“Suspended Covenants”	6.16
“Suspension Period”	6.16

Section 1.03    Rules of Construction. For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(b)    the words “including” and words of similar import when used in this Indenture shall mean “including, without limitation”;

(c)    references to “Article” or “Section” or other subdivision herein are references to an Article, Section or other subdivision of this Indenture, unless the context otherwise requires; and

(d)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(e)    “or” is not exclusive;

(f)    words in the singular include the plural, and in the plural include the singular;

(g)    “will” shall be interpreted to express a command;

(h)    all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America; and

(i)    notwithstanding any provision of this Indenture, no provision of the TIA shall apply or be incorporated by reference into this Indenture or the Notes, except as specifically set forth in this Indenture.

ARTICLE II

FORM OF NOTES

Section 2.01    Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form set forth in Exhibit A hereto and may have such letters, numbers or other marks of identification or designation and such legends or endorsements placed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange on which the Notes may be listed or of any automated quotation system on which any such Notes may be quoted, or to conform to usage, all as determined by the officers executing such Notes as conclusively evidenced by their execution of such Notes.

(a)    Restricted Global Notes. All of the Notes are initially being offered and sold to (i) qualified institutional buyers as defined in Rule 144A in reliance on Rule 144A under the Securities Act or (ii) outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act, and shall be issued initially in the form of one or more 144A Global Notes and Regulation S Global Notes, respectively, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the depositary, DTC, and registered in the name of its nominee, Cede & Co., duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Restricted Global Notes may from time to time be increased or decreased by adjustments made on the records of the Note Custodian as hereinafter provided, subject in each case to compliance with the Applicable Procedures.

(b)    Form of Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Definitive Notes shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by this Indenture and shall be made on the records of the Trustee and the Depository.

Members of, or participants in, the Depository (“Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or under the Global Note, and the Depository (including, for this purpose, its nominee) may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall (A) prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or (B) impair, as between the Depository and its Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(c)    Additional Notes. Subject to compliance with the provisions of Sections 6.06, 6.10 and 6.11 hereof, the Company may issue Additional Notes in an unlimited amount under this Indenture. The Initial Notes and any Additional Notes will have the same ranking, interest rate, maturity and other terms as the Initial Notes, except for the issue date, the initial interest payment date and the original interest accrual date. Any Additional Notes together with the Notes will constitute a single series of Notes issued under this Indenture. If any Additional Notes are not fungible with any other Notes for United States federal income tax purposes or if the Company otherwise determines that any Additional Notes should be differentiated from any other Notes, such Additional Notes will have a separate CUSIP number; provided that such Additional Notes will still constitute a single series with all other Notes issued under this Indenture.

(d)    Book Entry Provisions. The Company shall execute and the Trustee shall, in accordance with this Section 2.01(d), authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the applicable Depository or its nominee, (ii) shall be delivered by the Trustee to the applicable Depository or pursuant to the applicable Depository’s instructions and (iii) shall bear legends substantially in the form of the first paragraph of Exhibit A attached hereto.

ARTICLE III

THE NOTES

Section 3.01    Title and Terms. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited. The Initial Notes will be issued in an aggregate principal amount of up to $1,600.0 million. The Notes shall be known and designated as the “8.500% Second Lien Secured Notes due 2026” of the Company. The final Stated Maturity of the Notes shall be April 1, 2026.

Interest on the Outstanding principal amount of Notes will accrue at a rate of 8.500% per annum and will be payable semi-annually in arrears on April 1 and October 1 in each year, commencing on October 1, 2018 (each, an “Interest Payment Date”), to the Holders of record on the immediately preceding March 15 and September 15, respectively (each such March 15 and September 15, a “Regular Record Date”). Interest on the Initial Notes will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from March 19, 2018, and interest on any Additional Notes will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional Notes, or if the date of issuance of such Additional Notes is an Interest Payment Date, from such date of issuance; provided that if any Note is surrendered for exchange on or after a Regular Record Date that will occur on or after the date of such exchange, interest on the Note received in exchange thereof will accrue from the date of such Interest Payment Date.

Payment of the principal (and premium, if any) and interest on the Notes shall be made, in the currency of the United States of America that at the time is legal tender for payment of public and private debts, at the Corporate Trust Office of the Trustee or, at the option of the Company, by check mailed to the address of the Person entitled thereto as such address shall appear in the Register or, in accordance with arrangements satisfactory to the Paying Agent, by wire transfer to an account designated by the Holder.

Section 3.02    Denominations. The Notes shall be issuable only as Notes in denominations of $2,000 and multiples of $1,000 in excess thereof, and shall be payable only in U.S. Dollars.

Section 3.03    Execution and Authentication.

(a)    The Notes shall be executed in the name and on behalf of the Company by an Officer. Such signatures may be the manual signature of the present or any future such Officer. If the Person whose signature is on a Note no longer holds that office at the time the Note is authenticated and delivered, the Note shall nevertheless be valid.

(b)    The Trustee shall authenticate and deliver (i) Initial Notes for original issue in the aggregate principal amount not to exceed $1,600.0 million and (ii) Additional Notes from time to time for original issue in aggregate principal amounts specified by the Company, in each case specified in clauses (i) and (ii) above, upon a Company Order. The Company Order shall specify the principal amount of Notes to be authenticated and the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes or Additional Notes and whether the Notes are to be issued as one or more Global Notes or physical Notes and such other information as the Company may include or the Trustee may reasonably request.

(c)    In authenticating the Notes and accepting the additional responsibilities under this Indenture in relation to such Notes, the Trustee shall receive, and (subject to Section 11.02) shall be fully protected in relying upon, an Officer’s Certificate, prepared in accordance with Section 15.01 stating that the conditions precedent, if any, provided for in this Indenture have been complied with, and (other than with respect to the authentication of the Initial Notes) an Opinion of Counsel, prepared in accordance with Section 15.01 and substantially in the form set forth below:

(i)    that such Notes, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting the enforcement of creditors’ rights, (B) general equitable principles (whether considered in a proceeding in equity or at law) and (C) an implied covenant of good faith and fair dealing;

(ii)    if applicable, that the supplemental indenture, setting forth the terms of such Notes, when executed and delivered by the Trustee in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting the enforcement of creditors’ rights, (B) general equitable principles (whether considered in a proceeding in equity or at law) and (C) an implied covenant of good faith and fair dealing; and

(iii)    that all conditions precedent, if any, provided for in this Indenture in respect of the authentication and delivery by the Company of such Notes have been complied with.

(d)    The Trustee shall have the right to decline to authenticate and deliver the Notes under this Section 3.03 if the issue of the Notes pursuant to this Indenture will affect the Trustee’s own rights, duties or immunities under the Notes and this Indenture or otherwise.

(e)    Each Note shall be dated the date of its authentication.

(f)    Each Depository designated pursuant to Section 2.01 for a Global Note in registered form must, at the time of its designation an at all times while it serves as such Depository, be a clearing agency registered under the Exchange Act and any other applicable statute or regulation.

(g)    No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form of Exhibit A hereto duly executed by the Trustee or an Authenticating Agent by manual signature of an authorized signatory of the Trustee or the Authenticating Agent, as the case may be, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Company, and the Company shall deliver such Note to the Trustee for cancellation as provided in Section 3.09, for all purposes of this Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of this Indenture.

Section 3.04    Temporary Notes.

(a)    Pending the preparation of definitive Notes, the Company may execute and, upon receipt of a Company Order, the Trustee shall authenticate and deliver, temporary Notes that are printed, lithographed, typewritten, mimeographed or otherwise reproduced, in any authorized denomination, substantially of the tenor of the definitive Notes in lieu of which they are issued, in registered form and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such temporary Notes may determine, as conclusively evidenced by their execution of such temporary Notes. Any such temporary Note may be in global form, representing all or a portion of the Outstanding Notes. Every such temporary Note shall be executed by the Company and shall be authenticated and delivered by the Trustee upon the same conditions and in substantially the same manner, and with the same effect, as the definitive Note or Notes in lieu of which it is issued.

(b)    If temporary Notes are issued, the Company shall cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of such temporary Notes at the Corporate Trustee Office for such purposes provided in Section 6.02, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of Notes of authorized denominations and of like tenor. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as Definitive Notes.

Upon any exchange of a portion of a temporary Global Note for a definitive Note or for the individual Notes represented thereby pursuant to this Section 3.04 or Section 3.06, the temporary Global Note shall be endorsed by the Trustee to reflect the reduction of the principal amount evidenced thereby, whereupon the principal amount of such temporary Global Note shall be reduced for all purposes by the amount so exchanged and endorsed.

Section 3.05    Registrar; Noteholder Lists.

(a)    The Company shall keep, at an office or agency to be maintained by it in the Corporate Trust Office where Notes may be presented for registration or presented and surrendered for registration of transfer or of exchange, and where Notes that are convertible or exchangeable may be surrendered for conversion or exchange, as applicable (the “Registrar”), a security register for the registration and the registration of transfer or of exchange of the Notes (the registers maintained in the Corporate Trust Office being herein sometimes collectively referred to as the “Register”), as in this Indenture provided, which Register shall be open for inspection by the Trustee during business hours on business days in the location of the Registrar. Such Register shall be in written form or in any other form capable of being converted into written form within a reasonable time. The Company may have one or more co-Registrars; the term “Registrar” includes any co-registrar.

(b)    The Company shall enter into an appropriate agency agreement with any Registrar or co-Registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar, the Trustee shall act as such. The Company or any Affiliate thereof may act as Registrar, co-Registrar or transfer agent.

(c)    The Company hereby initially appoints The Bank of New York Mellon at its Corporate Trust Office as Registrar in connection with the Notes and this Indenture, until such time as another Person is appointed as such in replacement of the Trustee as such. So long as the Trustee serves as Registrar, it will be entitled as Registrar to the same rights of compensation, reimbursement and indemnification under Section 11.01 as if it were Trustee. No Person shall at any time be appointed as or act as Registrar unless such Person is at such time empowered under applicable law to act as such Registrar.

(d)    The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Notes. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least ten days before each Interest Payment Date and at such other times as the Trustee may request in writing a list, in such form and as of such date as the Trustee may reasonably require, of the names and addresses of Holders of the Notes.

Section 3.06    Transfer and Exchange.

(a)    Subject to compliance with any applicable additional requirements contained in Section 3.12, when Notes are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transactions are met. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s request. A Holder may transfer or exchange Notes only in accordance with this Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchanges pursuant to Sections 3.04 or 4.02).

Neither the Company nor the Registrar will be required (i) to issue, register the transfer or purchase of, or exchange Notes for the period beginning at the opening of business 15 days immediately preceding the sending of a notice of redemption of Notes selected for redemption and ending at the close of business on the day such notice is sent or (ii) to issue, register the transfer or purchase of, or exchange Notes selected for redemption.

(b)    Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer or exchange imposed under this Indenture or under applicable law with respect to any transfer or exchange of any interest in any Note (including any transfers between or among participants or Beneficial Owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(c)    Neither the Trustee nor any Agent shall have any responsibility or obligation with respect to the accuracy of the records of the Depository or its nominee or any Members, with respect to any ownership interest in the Notes or with respect to the delivery to any Members, Beneficial Owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of Beneficial Owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Members and any Beneficial Owners. The Trustee and the Agents shall be entitled to deal with the Depository, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a Beneficial Ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the Beneficial Owners thereof. None of the Trustee or any Agent shall have any responsibility or liability for any acts or omissions of the Depository with respect to such Global Note, for the records of any such depositary, including records in respect of Beneficial Ownership interests in respect of any such Global Note, for any transactions between the Depository and any Members or between or among the Depository, any such Members and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(d)    Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee, any Agent or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and any Member, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

Section 3.07    Mutilated, Destroyed, Lost and Stolen Notes.

(a)    If (i) any mutilated Note is surrendered to the Trustee at its Corporate Trust Office or (ii) the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Company and the Trustee security or indemnity satisfactory to them to save each of them and any Paying Agent harmless, and neither the Company nor the Trustee receives notice that such Note has been acquired by a protected purchaser, then the Company shall execute and upon Company Order the Trustee shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a new Note of like tenor, form, terms and principal amount, bearing a number not contemporaneously Outstanding, and neither gain nor loss in interest shall result from such exchange or substitution.

(b)    In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay the amount due on such Note in accordance with its terms.

(c)    Upon the issuance of any new Note under this Section 3.07, the Company may require the payment of a sum sufficient to cover any Tax or other governmental charge that may be imposed in respect thereto and any other expenses (including the fees and expenses of the Trustee) in connection therewith.

(d)    Every new Note issued pursuant to this Section 3.07 shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

(e)    The provisions of this Section 3.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 3.08    Payment of Interest; Interest Rights Preserved.

(a)    Interest on any Note which is payable, and is paid or provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note is registered at the close of business on the Regular Record Date for such interest notwithstanding the cancellation of such Note upon any transfer or exchange subsequent to the Regular Record Date. Payment of interest on Notes shall be made at the Corporate Trust Office or in accordance with the applicable procedures of the Depository (except as otherwise specified pursuant to Section 2.01) or, at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear in the Register or, in accordance with arrangements satisfactory to the Trustee, by wire transfer to an account designated by the Holder.

(b)    If the Company defaults in a payment of any interest on any Note (“Defaulted Interest”), then such Defaulted Interest shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of his, her or its having been such a Holder, and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in clause (i) or (ii) of this Section 3.08(b):

(i)    The Company may elect to make payment of any Defaulted Interest to the Persons in whose names such Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest (a “Special Record Date”), which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each such Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 calendar days and not less than 10 calendar days prior to the date of the proposed payment and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be given to each Holder of Notes, not less than 10 calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been given as aforesaid, such Defaulted Interest shall be paid to the Persons in whose names such Notes are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (ii).

(ii)    The Company may make payment of any Defaulted Interest on Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed or of any automated quotation system on which any such Notes may be quoted, and upon such notice as may be required by such exchange or quotation system, as applicable, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

(c)    Subject to the foregoing provisions in this Section 3.08, each Note delivered under this Indenture in exchange or substitution for, or upon registration of transfer of, any other Note shall carry all the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 3.09    Cancellation. Unless otherwise specified pursuant to Section 2.01 for Notes, all Notes surrendered for payment, redemption, registration of transfer or exchange or otherwise shall, if surrendered to any Person other than the Paying Agent, be delivered to the Paying Agent for cancellation and shall be promptly canceled by it and, if surrendered to the Paying Agent, shall be promptly canceled by it. The Company may at any time deliver to the Paying Agent for cancellation any Notes previously authenticated and delivered hereunder that the Company may have acquired in any manner whatsoever, and may deliver to the Paying Agent for cancellation any Notes previously authenticated hereunder that the Company has not issued or sold, and all Notes so delivered shall be promptly canceled by the Paying Agent. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section, except as expressly permitted by this Indenture. The Paying Agent shall dispose of all canceled Notes held by it in accordance with its then customary procedures, unless otherwise directed by a Company Order, and deliver a certificate of such disposal to the Company upon its request therefor. The acquisition of any Notes by the Company shall not operate as a redemption or satisfaction of the Indebtedness represented thereby unless and until such Notes are surrendered to the Paying Agent for cancellation.

Section 3.10    Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

Section 3.11    CUSIP Numbers. The Company in issuing or separately identifying any Notes may use CUSIP, ISIN or other similar numbers, if then generally in use, and thereafter, the Trustee may use such numbers in any notice of redemption or exchange, as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee and the Agents of any change in the CUSIP, ISIN or other similar numbers.

Section 3.12    Legend; Additional Transfer and Exchange Requirements.

(a)    If Notes are issued upon the transfer, exchange or replacement of Notes subject to restrictions on transfer and bearing the legends set forth on the form of Notes attached hereto as Exhibit A (collectively, the “Legend”), or if a request is made to remove the Legend on a Note, the Notes so issued shall bear the Legend, or the Legend shall not be removed, as the case may be, unless there is delivered to the Company such satisfactory evidence, which shall include an opinion of counsel if requested by the Company, as may be reasonably required by the Company, that neither the Legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144 under the Securities Act or that such Notes are not “restricted” within the meaning of Rule 144 under the Securities Act; provided that no such evidence need be supplied in connection with the sale of such Note pursuant to a registration statement that is effective at the time of such sale. Upon (i) provision of satisfactory evidence if requested, or (ii) notification by the Company to the Trustee and Registrar of the sale of such Note pursuant to a registration statement that is effective at the time of such sale, the Trustee, at the written direction of the Company, shall authenticate and deliver a Note that does not bear the Legend. If the Legend is removed from the face of a Note and the Note is subsequently held by an Affiliate of the Company, the Legend shall be reinstated.

(b)    A Global Note may not be transferred, in whole or in part, to any Person other than the Depository or a nominee or any successor thereof, and no such transfer to any such other Person may be registered; provided that the foregoing shall not prohibit any transfer of a Note that is issued in exchange for a Global Note but is not itself a Global Note; provided further that in no event shall a beneficial interest in a Regulation S Global Note be transferred to a U.S. Person prior to the receipt by the Registrar of any certificates required pursuant to Regulation S, as determined by the Company. No transfer of a Note to any Person shall be effective under this Indenture or the Notes unless and until such Note has been registered in the name of such Person. Notwithstanding any other provisions of this Indenture or the Notes, transfers of a Global Note, in whole or in part, shall be made only in accordance with this Section 2.12.

(c)    Subject to the succeeding paragraph, every Note shall be subject to the restrictions on transfer provided in the Legend. Whenever any Restricted Note is presented or surrendered for registration of transfer or for exchange for a Note registered in a name other than that of the Holder, such Note must be accompanied by a certificate in substantially the form set forth in Exhibit A dated the date of such surrender and signed by the Holder of such Note, as to compliance with such restrictions on transfer. The Registrar shall not be required to accept for such registration of transfer or exchange any Note not so accompanied by a properly completed certificate.

(d)    The restrictions imposed by the Legend upon the transferability of any Note shall cease and terminate when such Note has been sold pursuant to an effective registration statement under the Securities Act or transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) or, if earlier, upon the expiration of the holding period applicable to sales thereof under Rule 144(d)(1)(ii) under the Securities Act (or any successor provision). Any Note as to which such restrictions on transfer shall have expired in accordance with their terms or shall have terminated may, upon a surrender of such Note for exchange to the Registrar in accordance with the provisions of this Section 2.12 (accompanied, in the event that such restrictions on transfer have terminated by reason of a transfer in compliance with Rule 144 or any successor provision, by, if requested by the Company or the Registrar, an opinion of counsel reasonably acceptable to the Company and addressed to the Company to the effect that the transfer of such Note has been made in compliance with Rule 144 or such successor provision), be exchanged for a new Note, of like tenor and aggregate principal amount, which shall not bear the restrictive Legend. The Company shall inform the Trustee of the effective date of any registration statement registering any Notes under the Securities Act. The Trustee shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the aforementioned opinion of counsel or registration statement.

(e)    As used in this Section 2.12, the term “transfer” encompasses any sale, pledge, transfer, hypothecation or other disposition of any Note.

(f)    The provisions of clauses (iii), (iv) and (v) below shall apply only to Global Notes:

(i)    Notwithstanding any other provisions of this Indenture or the Notes, a Global Note shall not be exchanged in whole or in part for a Note registered in the name of any Person other than the Depository or one or more nominees thereof, provided that a Global Note may be exchanged for Notes registered in the names of any person designated by the Depository in the event that (A) the Depository has notified the obligors that it is unwilling or unable to continue as Depository for such Global Note and the Company fails to appoint a successor Depository or (B) an Event of Default has occurred and is continuing with respect to the Notes. Any Global Note exchanged pursuant to clause (A) above shall be so exchanged in whole and not in part, and any Global Note exchanged pursuant to clause (B) above may be exchanged in whole or from time to time in part as directed by the applicable Depository. Any Note issued in exchange for a Global Note or any portion thereof shall be a Global Note; provided that any such Note so issued that is registered in the name of a Person other than the applicable Depository or a nominee thereof shall not be a Global Note.

(ii)    Notes issued in exchange for a Global Note or any portion thereof shall be issued in definitive, fully registered form, without interest coupons, shall have an aggregate principal amount equal to that of such Global Note or portion thereof to be so exchanged, shall be registered in such names and shall be in such authorized denominations as the Depository shall designate and shall bear the applicable legends provided for herein. Any Global Note to be exchanged in whole shall be surrendered by the Depository to the Trustee, as Registrar. With regard to any Global Note to be exchanged in part, either such Global Note shall be so surrendered for exchange or, if the Trustee is acting as custodian for the Depository or its nominee with respect to such Global Note, the principal amount thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of an appropriate adjustment made on the records of the Trustee. Upon any such surrender or adjustment, the Trustee shall authenticate and deliver Notes issuable on such exchange to or upon the order of the Depository or an authorized representative thereof.

(iii)    Subject to the provisions of clause (v) below, the registered Holder may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(iv)    In the event of the occurrence of any of the events specified in clause (i) above, the obligors will promptly make available to the Trustee a reasonable supply of applicable Definitive Notes in definitive, fully registered form, without interest coupons.

(v)    Neither Agent Members nor any other Persons on whose behalf Agent Members may act shall have any rights under this Indenture with respect to any Global Note registered in the name of the Depository or any nominee thereof, or under any such Global Note, and the Depository or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or such nominee, as the case may be, or impair, as between the Depository, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any Note.

(vi)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or Beneficial Owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so as and when expressly required by, the terms or this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

ARTICLE IV

REDEMPTION OF SECURITIES

Section 4.01    Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 4.07, it must furnish to the Trustee, at least 30 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:

(1)    the clause of this Indenture pursuant to which the redemption shall occur;

(2)    the Redemption Date;

(3)    the principal amount of Notes to be redeemed; and

(4)    the Redemption Price.

The Company may cancel any optional redemption referenced in such Officer’s Certificate at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

Section 4.02    Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed, selection of such Notes for redemption shall be made by the Trustee:

(a)    if the Notes are listed on any national securities exchange, in compliance with the requirements of such securities exchange; or

(b)    if the Notes are not so listed, on a pro rata basis, by lot or in such manner as the Trustee shall deem to be fair and appropriate;

provided that, in each case, no Notes of $2,000 or less shall be purchased or redeemed in part.

Section 4.03    Notice of Redemption.

(a)    Notice of redemption shall be delivered electronically or mailed by first-class mail at least 30 days but not more than 60 days prior to the applicable Redemption Date to each Holder of Notes whose Notes are to be redeemed in whole or in part at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC, except that purchase and redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharged of this Indenture pursuant to Article XII. The Company shall deliver electronically or mail by first-class mail copies of notices of purchase or redemption to the Trustee.

The notice shall identify the Notes (including the CUSIP and ISIN number) to be redeemed and will state:

(i)    the Redemption Date;

(ii)    the Redemption Price;

(iii)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(iv)    the name and address of the Paying Agent;

(v)    that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(vi)    that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the Redemption Date;

(vii)    the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(viii)    that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(ix)    any conditions to redemption.

(b)    If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained there), Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, unless the Company defaults in the payment of the Redemption Price, interest ceases to accrue on Notes or portions of them called for redemption.

Section 4.04    Effect of Notice of Redemption. Notice of any redemption of the Notes may, at the Company’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Section 4.05    Deposit of Redemption or Purchase Price. Prior to 10:00 a.m. Eastern Time on the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest, if any, will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest up to the Redemption Date shall be paid on the Redemption Date to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 6.01.

Section 4.06    Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of a Company Order, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

Section 4.07    Optional Redemption.

(a)    At any time and from time to time prior to April 1, 2021, the Company may redeem the Notes in whole or in part, at a Redemption Price (expressed in percentage of principal amount of the Notes to be redeemed) equal to 100% of the principal amount of such Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of the Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)    At any time and from time to time prior to April 1, 2021, the Company may redeem the Notes with the Net Cash Proceeds received by the Company from any Equity Offering at a redemption price equal to 108.500% plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including Additional Notes); provided that:

(i)    in each case the redemption takes not later than 180 days after the closing of the related Equity Offering; and

(ii)    not less than 60% of the original aggregate principal amount of the Notes issued under this Indenture remains outstanding immediately thereafter (excluding Notes held by the Company or any of its Restricted Subsidiaries).

The Trustee shall select the Notes to be purchased in the manner described under Sections 4.01 through 4.06.

(c)    Except pursuant to clauses (a) and (b) of this Section 4.07, the Notes will not be redeemable at the Company’s option prior to April 1, 2021.

(d)    At any time and from time to time on or after April 1, 2021, the Company may redeem the Notes, in whole or in part at a Redemption Price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on April 1 of the year indicated below:

Year	Percentage
2021	106.375%
2022	104.250%
2023	102.125%
2024 and thereafter	100.000%

(e)    If the optional Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest up to the Redemption Date will be paid on the Redemption Date to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

(f)    Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(g)    Any redemption pursuant to this Section 4.07 shall be made pursuant to the provisions of Sections 4.01 through 4.06.

Section 4.08    Offers to Repurchase by Application of Proceeds.

(a)    In the event that, pursuant to Section 6.15, the Company shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b)    The Asset Sale Offer shall be made to all Holders and holders of Future Pari Passu Indebtedness as and to the extent required by Section 6.15. The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Future Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Future Pari Passu Indebtedness properly tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)    If the Purchase Date is on or after a regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d)    Upon the commencement of an Asset Sale Offer, the Company shall send, in the manner provided in Section 15.04, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)    that the Asset Sale Offer is being made pursuant to this Section 4.08 and Section 6.15 and the length of time the Asset Sale Offer shall remain open;

(ii)    the Offer Amount, the purchase price and the Purchase Date;

(iii)    that any Notes not tendered or accepted for payment shall continue to accrue interest;

(iv)    that, unless the Company defaults in making such payment, any Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(v)    that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

(vi)    that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender such Note, with the form entitled “Option of Holder to Elect Repurchase” attached to such Note completed, or transfer such Note by book-entry transfer, to the Company, the Depository, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii)    that Holders shall be entitled to withdraw their election if the Company, the Depository or the Paying Agent, as the case may be, receive, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the applicable Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes;

(viii)    that, if the aggregate principal amount of the Notes and Future Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and the Company, or, if so elected by the Company, the agent for such Future Pari Passu Indebtedness, shall select such Future Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of such Notes or such Future Pari Passu Indebtedness properly tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof, shall be purchased); and

(ix)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e)    On or before the Purchase Date, the Company shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of the Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes properly tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of such Notes or portions thereof so tendered.

(f)    The Company, the Depository or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of a Company Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Notes surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 4.08 or Section 6.15, any purchase pursuant to this Section 4.08 shall be made pursuant to the applicable provisions of this Article IV.

Section 4.09    Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided however, that under certain circumstances provided in this Indenture, the Company may be required to purchase Notes in accordance with Sections 4.08, 6.14 and 6.15.

ARTICLE V

MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS

Section 5.01    Company May Consolidate, Etc., Only on Certain Terms. (A)(1) The Company may not consolidate or merge with or into, or sell, lease or convey all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, in any one transactions or series of transactions, to any other Person, unless:

(i)    the resulting, surviving or transferee Person (the “successor”) is either the Company or is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the Company’s obligations under this Indenture and the Notes;

(ii)    immediately after giving effect to such transaction no Event of Default or event which with notice or lapse of time would be an Event of Default has occurred and is continuing; and

(iii)    immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable Test Period, (x) the successor would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio test set forth in Section 6.10(A) or (y) the Total Leverage Ratio for the successor and its Restricted Subsidiaries would be less than or equal to the Total Leverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction.

(2) Notwithstanding the foregoing, the Company may merge or amalgamate with an Affiliate of the Company solely for the purpose of reincorporating the Company in another jurisdiction of the United States, any state thereof or the District of Columbia or converting the Company into a limited liability company organized under the United States, any state thereof or the District of Columbia (provided that the Company shall have a co-issuer that is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia).

(B) No Other Obligor may consolidate or merge with or into, or sell, lease or convey all or substantially all of the assets of such Other Obligor, in any one transaction or series of transactions to any other Person, unless:

(1)(i) the other Person is the Company or a Restricted Subsidiary that is a Guarantor, Pledgor or Grantor, as applicable, or becomes a Guarantor, Pledgor or Grantor, as applicable, concurrently with the transaction; or

(ii) either (x) a Guarantor, Pledgor or Grantor, as applicable, is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor, Pledgor, or Grantor, as applicable under its Note Guarantee, this Indenture and the Collateral Documents, as applicable; and

(2) immediately after giving effect to the transaction, no Event of Default or event which with notice or lapse of time would be an Event of Default has occurred and is continuing; and

(3) the transaction constitutes a sale or other disposition (including by way of consolidation, merger or amalgamation) of such Other Obligor or the sale or disposition of all or substantially all the assets of Other Obligor (in each case other than to the Company or a Restricted Subsidiary) not prohibited by this Indenture.

Notwithstanding anything in this Section 5.01(B), clause (B)(1) shall not apply to any such consolidation, merger or sale, lease or conveyance that complies with Section 6.15

Section 5.02    Successor Substituted. Upon any consolidation or merger, or any sale, lease or disposition of all or substantially all of the assets of the Company or any Other Obligor in accordance with Section 5.01, the successor will be substituted for the Company or such Other Obligor in this Indenture and the Collateral Documents with the same effect as if it had been an original party thereto. Thereafter, the successor may exercise the rights and powers of the Company or such Other Obligor under this Indenture and the Collateral Documents.

Section 5.03    Documents to be Given to the Trustee. The Trustee shall receive an Officer’s Certificate and an Opinion of Counsel each stating that any consolidation, merger, sale, lease or disposition referred to in this Article V and supplemental indenture required to be executed in connection with this Article V, complies with the provisions of this Article V and that all conditions precedent provided herein relating to such transactions have been complied with.

ARTICLE VI

COVENANTS

Section 6.01    Payment of Principal, Premium, if Any, and Interest. The Company covenants and agrees for the benefit of the Holders that it will pay or cause to be paid the principal of (and premium, if any) and interest on the Notes in accordance with the terms of and in the manner provided in the Notes and this Indenture. Principal (and premium, if any) and interest will be considered paid on the date due if the Paying Agent, if other than the Company, holds as of 10:00 a.m., New York time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal (and premium, if any) and interest then due.

The Company shall pay interest on overdue principal at the rate of 1.0% per annum (the “Overdue Rate”) in excess of the interest rate applicable to the Notes and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Section 6.02    Maintenance of Office or Agency. The Company will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The designated office of the Trustee shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency, if such office is an office other than that of the Trustee or an affiliate of the Trustee, Registrar or co-registrar. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of their obligation to maintain an office or agency in the United States for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 3.05.

Section 6.03    Money for Notes Payments To Be Held in Trust. (a) If the Company shall at any time act as their own Paying Agent, they will, on or before each due date of the principal of (or premium, if any) or interest on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal of (or premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee of its action or failure so to act.

(b)     Whenever the Company shall have one or more Paying Agents for the Notes, they will, on or before each due date of the principal of (or premium, if any) or interest on any Notes, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of such action or any failure so to act.

(c)    The Company will cause each Paying Agent (other than the Trustee) to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:

(i)    hold all sums held by it for the payment of the principal of (and premium, if any) or interest on the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(ii)    give the Trustee notice of any Default by the Company in the making of any payment of principal (and premium, if any) or interest; and

(iii)    at any time during the continuance of any such Default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

(d)    The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such sums.

(e)    Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of (or premium, if any) or interest on any Notes and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Company on Company Order, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as Trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in the Borough of Manhattan, The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 6.04    Existence. Except as permitted by Article V, this Article VI, Section 9.02(b) and the ability to convert the form of an entity under the laws of the state of the Company’s or Restricted Subsidiary’s jurisdiction of organization, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary; provided, however, that the Company shall not be required to preserve any such existence of a Restricted Subsidiary if the Company shall determine in its sole judgment that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole.

Section 6.05    Payment of Taxes. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges except (x) such as are being contested in good faith by appropriate proceedings or (y) where failure to effect such payment or discharge, taken as a whole, would not be disadvantageous in any material respect to the Holders (in the good faith judgment of management of the Company).

Section 6.06    Limitation on Layering. The Company will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is subordinate in right of payment to any Senior Debt of such Guarantor, as the case may be, unless such Indebtedness is either:

(a)    equal in right of payment with such Guarantor’s Note Guarantee; or

(b)    expressly subordinated in right of payment to such Guarantor’s Note Guarantee;

provided, however, that this Section 6.05 shall not apply to any Indebtedness that is incurred pursuant to Section 6.10(B)(a).

For purposes of this Indenture, (1) unsecured shall not be deemed as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) unsubordinated Indebtedness shall not be deemed as subordinated or junior to any other unsubordinated Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 6.07    Statement by Officers as to Default. The Company shall deliver to the Trustee (with a copy to the Collateral Agent) by registered or certified mail or facsimile transmission, promptly upon becoming aware of the occurrence of any Default or Event of Default, a statement specifying such Default or Event of Default.

The Company will deliver to the Trustee (with a copy to the Collateral Agent) annually, within 120 days after the end of each fiscal year of the Company beginning January 1, 2019, a certificate from its principal executive officer, principal financial officer or principal accounting officer, stating whether or not to the best knowledge of the signer thereof the Company is in compliance (without regard to periods of grace or notice requirements) with all conditions and covenants under this Indenture, and if the Company shall not be in compliance, specifying such non-compliance and the nature and status thereof of which such signer may have knowledge.

Section 6.08    SEC Reports and Reports to Holders. Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are Outstanding, the Company shall provide the Trustee and Holders within fifteen (15) Business Days after filing, or in the event no such filing is required, within fifteen (15) Business Days after the end of the time periods specified in the SEC’s rules and regulations:

(a)    all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial statements only, a report thereon by the Company’s certified independent accountants; and

(b)    all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

provided that, the foregoing delivery requirements shall be deemed satisfied if the foregoing materials are available on the SEC’s EDGAR system (or successor thereto) or on the Company’s website within the applicable time period.

In addition, whether or not required by the SEC, the Company shall, if the SEC will accept the filing, file a copy of all of the information and reports referred to in clauses (a) and (b) of this Section 6.08 with the SEC for public availability within the time periods specified in the SEC’s rules and regulations. In addition, the Company will make the information and reports available to securities analysts and prospective investors upon request.

To the extent not satisfied by the foregoing, the Company will agree that, for so long as any Notes are Outstanding, it will furnish to Holders, securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any provision of this Section 6.08 for purposes of Section 7.01(iii) as a result of the late filing or provision of any required information or report until 90 days after the date any such information or report was due.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on certificates from the Company).

Section 6.09    Limitation on Restricted Payments. (A) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(a)    declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable on account of the Company’s or any Restricted Subsidiary’s Equity Interests in connection with any merger or consolidation, other than:

(i)    dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests, or

(ii)    dividends or distributions payable to the Company or a Restricted Subsidiary of the Company so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary of the Company other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary of the Company receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(b)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company held by Persons other than the Company or any of its Restricted Subsidiaries, including in connection with any merger, amalgamation or consolidation;

(c)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Junior Indebtedness, other than (i) Indebtedness of the type incurred pursuant to Section 6.10(B)(g) or (ii) the purchase, redemption, repurchase or other acquisition of Junior Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, repurchase or acquisition; or

(d)    make any Restricted Investment;

(all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii)    the Company can incur at least $1.00 of additional Indebtedness pursuant to Section 6.10(A); and

(iii)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by Section 6.09(B)(1) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the Applicable Amount.

(B) The foregoing provisions will not prohibit:

(1)    the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

(2)    Restricted Payments made in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”);

(3)    the redemption, repurchase, defeasance, exchange or other acquisition or retirement of Junior Indebtedness of the Company or any Restricted Subsidiary of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or any Restricted Subsidiary of the Company which is incurred in compliance with Section 6.10 so long as:

(A)    the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Junior Indebtedness being so redeemed, repurchased, acquired, defeased, exchanged or retired, plus the amount of all accrued interest and any reasonable fees, expenses and premium incurred or paid in connection with such redemption, repurchase, acquisition, defeasance, exchange or retirement and the incurrence of such new Indebtedness;

(B)    such new Indebtedness is subordinated to the Notes at least to the same extent as such Junior Indebtedness so redeemed, repurchased, defeased, exchanged, acquired or retired; provided that this subclause (B) need not be satisfied if (i) such new Indebtedness can be incurred pursuant to Section 6.10(A) or (ii) the amount of such new Indebtedness shall not exceed the Applicable Amount (it being understood that if amounts available under the Applicable Amount are used to redeem, repurchase, defease, exchange, acquire or retire such Junior Indebtedness, then the Applicable Amount shall be reduced by such amounts);

(C)    such new Indebtedness has a Weighted Average Life to Maturity at the time incurred which is not less than the shorter of (i) the remaining Weighted Average Life to Maturity of the Junior Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired and (ii) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the Stated Maturity of any Notes then Outstanding were instead due on such date one year following the Stated Maturity of such Notes; and

(D)    the obligor of such new Indebtedness does not include any Restricted Subsidiary that is not an obligor of the Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired;

(4)    a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any of its Restricted Subsidiaries or direct or indirect parent companies held by any future, present or former employee, director or consultant of, or service provider to, the Company, any of its Restricted Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $75.0 million in the aggregate in any calendar year since the Issue Date (with unused amounts for any year being carried over to the next succeeding year, but not to any subsequent year, with the permitted amount for each year being used prior to any amount carried over from the previous year); provided, further, that such amount may be increased by an amount not to exceed:

(A)    the cash proceeds from the sale of Equity Interests of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of, or service providers to, the Company, any of its Restricted Subsidiaries or any of its direct or indirect parent companies that occurs or occurred after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (B)(1) of the definition of “Applicable Amount”; plus

(B)    the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date; less

(C)    the amount of any Restricted Payments previously made since the Issue Date pursuant to clauses (A) and (B) of this clause (4);

provided, further, that cancellation of Indebtedness owing to the Company, or its Restricted Subsidiaries from members of management of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company, its Restricted Subsidiaries or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 6.09 or any other provision of this Indenture;

(5)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or preferred stock of any of the Company’s Restricted Subsidiaries issued in accordance with Section 6.10;

(6)    repurchases of Equity Interests (A) deemed to occur upon exercise of stock options, warrants or similar instruments if such Equity Interests represent a portion of the exercise price or taxes payable in respect of such options, warrants or similar instruments or (B) upon the vesting of restricted stock, restricted stock units, performance shares units or similar equity incentives to satisfy tax withholding or similar tax obligations with respect thereto;

(7)    the repurchase, redemption or other acquisition or retirement for value of any Junior Indebtedness or Disqualified Stock pursuant to the provisions similar to those described under Sections 6.14 and 6.15; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer relating to such Notes, as applicable, have been repurchased, redeemed or otherwise acquired for value;

(8)    the declaration and payment of dividends by the Company to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay

(A)    franchise taxes and other fees, taxes and expenses required to maintain their corporate or other legal existence, and

(B)    customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Subsidiaries;

(9)    payments to holders of Equity Interests (or to the holders of Indebtedness that is convertible into or exchangeable for Equity Interests upon such conversion or exchange) in lieu of the issuance of fractional shares; and

(10)    other Restricted Payments; provided that the amount of any such Restricted Payment, when taken together with the amount of all other Restricted Payments made pursuant to this clause (10), does not exceed the greater of (x) $750.0 million and (y) 2.5% of Total Assets;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under Section 6.09(B)(10), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 6.09, in the event that a Restricted Payment meets the criteria of more than one of the categories described in Section 6.09(A), clauses (1) through (10) of Section 6.09(B) or the definition of “Permitted Investments,” the Company will be permitted to classify such Restricted Payment and later reclassify all or a portion of such Restricted Payment in any manner that complies with this Section 6.09. In addition, a Restricted Payment need not be permitted solely by reference to one provision permitting such Restricted Payment but may be permitted in part by one such provision and in part by one or more other provisions of this Section 6.09 permitting such Restricted Payment.

Section 6.10    Limitation on Incurrence of Indebtedness. (A) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) if as of the date any such Indebtedness is incurred, on a pro forma basis after giving effect to the incurrence and application of the proceeds of such Indebtedness, the Company’s Total Leverage Ratio for the Test Period immediately preceding such date shall be less than or equal to 4.50 to 1.00.

(B) The foregoing limitations will not apply to the following (“Permitted Debt”):

(a)    the incurrence of Indebtedness under Credit Facilities by the Company or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), (i)(x) up to an aggregate principal amount of $4,400.0 million and (y) without duplication, Indebtedness incurred to extend, renew, refund, refinance or replace any Indebtedness incurred pursuant to clause (a)(i)(x) (including additional Indebtedness incurred to pay premiums, expenses and fees in connection therewith), plus (ii) so long as the Company’s Second Lien Secured Leverage Ratio for the Test Period immediately preceding the date of incurrence of such Indebtedness shall be less than or equal to 2.00 to 1.00, (x) up to an additional aggregate principal amount of $800.0 million and (y) without duplication, Indebtedness incurred to extend, renew, refund, refinance or replace any Indebtedness incurred pursuant to clause (a)(ii)(x) (including additional Indebtedness incurred to pay premiums, expenses and fees in connection therewith);

(b)    the incurrence by the Company of Indebtedness represented by the Notes (other than any Additional Notes), the incurrence of any guarantee thereof by any Restricted Subsidiary (including Note Guarantees thereof or any future guarantees thereof by any Restricted Subsidiary), and the incurrence of any Indebtedness to the extent that the net proceeds therefrom are promptly deposited to defease or discharge all of the Notes in full;

(c)    Existing Indebtedness (other than Indebtedness described in clauses (a) and (b) of this Section 6.10(B)), including the Existing Notes (including any exchange notes issued in respect of such Existing Notes and excluding any “additional notes” issued pursuant to the indentures governing such Existing Notes);

(d)    Indebtedness (including Capital Lease Obligations, Indebtedness related to Sale and Lease-Back Transactions, mortgage financings or purchase money obligations) incurred by the Company or any of its Restricted Subsidiaries, or preferred stock of any Restricted Subsidiary issued, to finance the purchase, lease, construction or improvement (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement and migration) of property (real or personal) or equipment that is used or useful in the business of the Company or any of its Restricted Subsidiaries, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness and preferred stock then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to extend, renew, refund, refinance or replace any other Indebtedness and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $250.0 million and (y) 1.00% of Total Assets;

(e)    Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, death, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(f)    Indebtedness of the Company and its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring or disposing of all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness incurred or assumed in connection with any disposition shall at no time exceed the gross proceeds including noncash proceeds (the Fair Market Value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(g)    Indebtedness of the Company to any Restricted Subsidiary of the Company; provided that any such Indebtedness to any Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary of the Company) shall be deemed in each case to be an incurrence of such Indebtedness;

(h)    Indebtedness or preferred stock of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that any such Indebtedness is made pursuant to an intercompany note; provided further that any such Indebtedness or preferred stock to any Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Notes;

(i)    Indebtedness of the Company; provided, however, that the aggregate principal amount of Indebtedness or liquidation preference of preferred stock incurred under this clause (i), when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (i) and any Refinancing Indebtedness incurred to extend, renew, refund, refinance or replace any other Indebtedness incurred pursuant to this clause (i), does not exceed the greater of $1,000.0 million and 5.0% of Total Assets;

(j)    (x) Swap Obligations of the Company entered into for bona fide (non-speculative) business purposes and (y) Indebtedness of the Company in respect of Interest Rate Agreements, Commodity Agreements and Currency Agreements;

(k)    obligations in respect of performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business, including guarantees or obligations of the Company or any of its Restricted Subsidiaries and letters of credit supporting any of the foregoing (in each case other than for an obligation for money borrowed);

(l)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or preferred stock which serves to extend, renew, replace, refund or refinance any Indebtedness or preferred stock incurred as permitted under Section 6.10(A), clauses (b), (c) and (m) of this Section 6.10(B), this clause (l) or any Indebtedness or preferred stock issued to so extend, renew, replace, refund or refinance such Indebtedness or preferred stock including additional Indebtedness or preferred stock incurred to pay premiums, expenses and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(i)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being extended, renewed, replaced, refunded or refinanced;

(ii)    to the extent such Refinancing Indebtedness extends, renews, replaces, refunds or refinances Subordinated Indebtedness, such Refinancing Indebtedness is subordinated to the Notes at least to the same extent as the Indebtedness being extended, renewed, replaced, refinanced or refunded; provided that this subclause (ii) need not be satisfied if the amount of such Refinancing Indebtedness shall not exceed the Applicable Amount (it being understood that if amounts available under the Applicable Amount are used to refinance such Subordinated Indebtedness, then the Applicable Amount shall be reduced by such amount);

(iii)    shall not include Indebtedness of a Restricted Subsidiary of the Company that refinances Indebtedness of the Company (it being understood that this clause (iii) does not prohibit Indebtedness of the Company from being Refinancing Indebtedness solely because it may be guaranteed by a Restricted Subsidiary where such guarantee is otherwise permitted by this Indenture (including pursuant to clause (iv) immediately below)); and

(iv)    shall not be guaranteed by any Person that does not guarantee such Indebtedness or preferred stock being refinanced, other than to the extent that such guarantee is otherwise permitted by this Indenture;

(m)    (i) Indebtedness or preferred stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into or amalgamated with a Restricted Subsidiary of the Company in accordance with the terms of this Indenture; provided that in the case of this clause (i) immediately and after giving effect to such acquisition, amalgamation or merger either (1) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio set forth in Section 6.10(A) or (2) the Company’s Total Leverage Ratio is less than or equal to the Company’s Total Leverage Ratio immediately prior to such acquisition, amalgamation or merger; or

(ii)    Indebtedness or preferred stock of the Company incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition of Persons that are acquired by the Company or any Restricted Subsidiary of the Company or merged into or amalgamated with a Restricted Subsidiary of the Company in accordance with the terms of this Indenture, provided that in the case of this clause (ii) immediately after giving effect to such acquisition, amalgamation or merger either (1) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio set forth in Section 6.10(A) or (2) the Company’s Total Leverage Ratio is less than or equal to the Company’s Total Leverage Ratio immediately prior to such acquisition, amalgamation or merger;

(n)    Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence, (ii) in respect of netting, overdraft protection and other arrangements arising under standard business terms of any bank which the Company or any of its Restricted Subsidiaries maintains an overdraft, cash pooling or other similar facility or arrangements or (iii) arising in connection with the endorsement of instruments for deposit in the ordinary course of business;

(o)    Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(p)    (1) any guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness or other obligations of any of the Company’s Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, or (2) Indebtedness of any Restricted Subsidiary of the Company in an aggregate principal amount such that, on a pro forma basis after giving effect to the incurrence and application of proceeds of such Indebtedness, the Company’s Secured Leverage Ratio for the Test Period immediately preceding the date of incurrence of such Indebtedness shall be less than or equal to 1.25 to 1.00, together with any Refinancing Indebtedness incurred to extend, renew, replace, refund or refinance any Indebtedness incurred pursuant to this clause (p)(2);

(q)    Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums and (ii) take-or-pay or similar obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(r)    Indebtedness of the Company or any of its Restricted Subsidiaries attributable to any Sale and Lease-Back Transaction or similar transaction entered into by the Company or any of its Restricted Subsidiaries in connection with a Plan Contribution; and

(s)    any guarantee by a Guarantor of (i) Future Pari Passu Obligations; provided that the incurrence of such Future Pari Passu Obligations is permitted under this Indenture and such guarantees rank equal in right of payment with such Guarantor’s Note Guarantee, or (ii) any other Indebtedness of the Company or a Restricted Subsidiary; provided that the incurrence of such Indebtedness is permitted under this Indenture and such guarantees are expressly subordinated in right of payment to such Guarantor’s Note Guarantee.

(C)    For purposes of determining compliance with this Section 6.10:

(a)    in the event that an item of Indebtedness or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness or preferred stock described in clauses (a) through (s) of Section 6.10(B) or is entitled to be incurred pursuant to Section 6.10(A), the Company, in its sole discretion, will classify or reclassify such item of Indebtedness or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness or preferred stock in one of the clauses of Section 6.10(B) or as having been incurred pursuant to Section 6.10(A); provided, that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date will be treated as incurred on such date Section 6.10(B)(a) and the Company shall not be permitted to reclassify all or any portion of such Indebtedness outstanding on the Issue Date;

(b)    at the time of incurrence or thereafter, the Company will be entitled to divide and classify or reclassify an item of Indebtedness or preferred stock in more than one of the types of Indebtedness or preferred stock described above;

(c)    the Company or the applicable Restricted Subsidiary may, but shall not be required to, elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness (including with respect to any revolving loan commitment) as being incurred at the time of such commitment and thereafter outstanding so long as such commitment remains outstanding, regardless of whether fully drawn, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed to be an incurrence at such subsequent time; and

(d)    for the avoidance of doubt, to the extent any clauses above limit the amount of Indebtedness that can be incurred by a numerical limit, such numerical limit shall be determined by the amount of Indebtedness then outstanding in reliance on such clause.

(D)    Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock and the reclassification of preferred stock as Indebtedness due to a change in accounting principles or the application thereof will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.10.

Section 6.11    Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, allow any Lien (each, and “Initial Lien”) on any of the Company’s or its Restricted Subsidiaries’ property or assets (which includes capital stock) securing Indebtedness, unless:

(i)    in the case of Initial Liens securing Collateral, such Initial Lien is a Permitted Lien; or

(ii)    in the case of Initial Liens on any asset or property that is not Collateral, either (a) the Notes are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien until such time as such obligations are no longer secured by a Lien or (b) such Initial Lien is a Permitted Lien.

For the avoidance of doubt, to the extent clause (i) above or any clause of the definition of “Permitted Lien” limits the amount of Indebtedness secured by a Lien, such numerical limit shall be determined by the amount of Indebtedness secured by such Lien then outstanding in reliance on such clause.

Any Lien created for the benefit of Holders pursuant to this Section 6.11 shall be automatically released without any further action by the Holders upon release of the Initial Lien on such other Indebtedness.

Section 6.12    Limitations on Transactions with Affiliates. (A) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) in any one or series of related transactions involving aggregate payments or consideration in excess of $100.0 million, unless:

(a)    such Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person as determined by the Company in good faith (or, in the event that there are no comparable transactions involving Persons who are not Affiliates of the Company or the relevant Restricted Subsidiary to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Company has determined in good faith to be fair to the Company or the relevant Restricted Subsidiary), and

(b)    the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $250.0 million, a resolution adopted by the majority of the Board of Directors of the Company (and a majority of the disinterested directors serving on the Board of Directors of the Company) approving such Affiliate Transaction and an Officer’s Certificate certifying that such Affiliate Transaction complies with Section 6.12(A)(a).

(B)    The foregoing provisions will not apply to the following:

(i)    transactions between or among the Company and/or any of its Restricted Subsidiaries;

(ii)    (x) Restricted Payments permitted by Section 6.09 and (y) Permitted Investments;

(iii)    (A) fees paid to, and indemnities provided on behalf of, and employment and severance agreements entered into with, current or former officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries in the ordinary course of business and (B) any employee benefits plans or similar plans entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(iv)    transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from a Nationally Recognized Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 6.12(A)(a);

(v)    the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any agreement to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (v) to the extent that the terms of any such agreement, together with all amendments thereto, taken as a whole, or new agreement are not more disadvantageous as determined by the Company to the Holders or the Company and its Restricted Subsidiaries in any material respect than the agreement in effect as of the Issue Date;

(vi)    any agreement that grants registration and other customary rights in connection therewith or otherwise to the direct or indirect securityholders of the Company or any Restricted Subsidiary of the Company (and the performance of such agreements);

(vii)    any transaction with an entity which would constitute an Affiliate Transaction solely because the Company or any of its Restricted Subsidiaries owns an equity interest in or otherwise controls such entity; provided that no Affiliate of the Company or any of its Restricted Subsidiaries other than the Company or a Restricted Subsidiary of the Company shall have a beneficial interest in such joint venture or similar entity;

(viii)    the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

(ix)    payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary of the Company which are approved by a majority of the Board of Directors of the Company in good faith;

(x)    transactions permitted by, and complying with, the provisions of Article V;

(xi)    any contribution of capital to the Company;

(xii)    transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors of the Company or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xiii)    any Plan Contribution; and

(xiv)    transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Affiliates are generally treated no more favorably than non-Affiliates in such transactions.

Section 6.13    Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)    (1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries:

(A)    on its Capital Stock or

(B)    with respect to any other interest or participation in, or measured by, its profits or

(2)    pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)    make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)    sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(i)    contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and Existing Indebtedness and related documentation as in effect on the Issue Date;

(ii)    this Indenture, the Notes, the Collateral Documents and the Note Guarantees;

(iii)    purchase money obligations and Capital Lease Obligations for property that impose restrictions of the nature set forth in Section 6.13(c) on that property;

(iv)    applicable law or any applicable rule, regulation or order, approval, license or similar restriction, including Governmental Authorizations;

(v)    any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary of the Company in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(vi)    contracts for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;

(vii)    Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.10 and 6.11 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii)    restrictions on cash or other deposits or net worth imposed by customers, suppliers, landlords or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business;

(ix)    customary provisions in joint venture agreements and other similar agreements;

(x)    customary provisions contained in leases, licenses and other agreements entered into in the ordinary course of business;

(xi)    restrictions in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

(xii)    other Indebtedness or preferred stock of the Company or any of its Restricted Subsidiaries that is incurred pursuant to Section 6.10; provided that such encumbrances or restrictions (1) are no less favorable to the Company or such Restricted Subsidiary, taken as a whole, than those included in the Senior Credit Facilities as in effect as of the Issue Date (as determined by the Board of Directors of the Company in good faith) or (2) will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined by the Board of Directors of the Company in good faith); and

(xiii)    any encumbrances or restrictions of the type referred to in Section 6.13(a), (b) and (c) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xii) of this Section 6.13(c), provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings (1) are, in the good faith judgment of the Company’s Board of Directors, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing, taken as a whole, or (2) will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined by the Board of Directors of the Company in good faith).

Section 6.14    Repurchase of Notes upon a Change of Control Triggering Event. If a Change of Control Triggering Event occurs with respect to the Notes, each Holder of Notes will have the right to require the Company to repurchase all or any part, equal to $2,000 and integral multiples of $1,000, of that Holder’s Notes pursuant to a Change of Control offer (a “Change of Control Offer”) on the terms set forth in this Indenture at an offer price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes to the applicable date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, if the Company had not, prior to the Change of Control Triggering Event, sent a redemption notice, with a copy to the Trustee, for all the Notes in connection with an optional redemption permitted by Article IV, the Company will mail a notice (the “Change of Control Notice”), with a copy to the Trustee, to each registered Holder briefly describing the transaction or transactions that constitute a Change of Control Triggering Event and offering to repurchase Notes on the date specified in such Change of Control Notice (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice (which procedures shall be reasonably acceptable to the Trustee).

To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of this Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)    accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered; and

(3)    deliver, or cause to be delivered, to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly pay to each registered Holder of Notes so tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee will promptly authenticate, or cause to be transferred by book entry, to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note will be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditional upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making the Change of Control Offer. If a Change of Control Notice is delivered prior to the occurrence of a Change of Control Triggering Event, such Change of Control Notice shall state that the Change of Control Offer is conditional on the occurrence of such Change of Control and Ratings Decline and describe each such condition, and, if applicable, state that, in the Company’s discretion, the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed. The Change of Control Notice shall also specify the date by which such notice was required to be given, the date by which the Holders have to make an election to repurchase and the procedures therefor, and whether the Holders may withdraw their election to repurchase and the procedures therefor.

In the event that Holders of not less than 90% in aggregate principal amount of the Outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, within 60 days of such purchase, the Company or such third party will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, to redeem all of the Notes that remain Outstanding following such purchase at a Redemption Price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest on the Notes to, but excluding, the Redemption Date pursuant to the procedures set forth in Article IV.

Section 6.15    Asset Sales.

(a)    The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale, unless:

(i)    the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(ii)    except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents, Replacement Assets or a combination of the foregoing; and

(iii)    if such Asset Sale involves the disposition of Collateral, the Company or such Restricted Subsidiary has complied with the other provisions of this Indenture and the Collateral Documents related thereto.

Within 365 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale:

(1)    to permanently reduce First Priority Obligations, repay, redeem or purchase Existing Notes or reduce, repay, redeem or purchase any Future Pari Passu Indebtedness and to correspondingly reduce commitments with respect thereto; provided that if the Company shall so reduce, repay, redeem or repurchase Obligations under any Existing Notes or any Future Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the Notes in accordance with the procedures set forth in Article IV, through privately negotiated transactions or open market purchases or by making an offer (in accordance with the procedures set forth in Section 4.08 for an Asset Sale Offer) to all Holders to purchase their Notes in each case at or above 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of the Notes that would otherwise be prepaid, which offer shall constitute a reduction of the Obligations under the Notes under this provision, whether or not accepted; provided further that, in addition to the foregoing, the Net Proceeds from an Asset Sale of Collateral may not be applied to prepay, repay or repurchase any Indebtedness other than First Priority Obligations, the Notes or Future Pari Passu Indebtedness of the Company or another Collateral Grantor secured by a Lien on such Collateral;

(2)    to (a) make an investment in any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary, as the case may be, owning or continuing to own an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) make capital expenditures or (c) acquire other assets (including assets that replace the business, properties and assets that were the subject of the Asset Sale), in each of (a), (b) and (c), engaged, used or useful in a Similar Business; provided further that any Net Proceeds from an Asset Sale of Collateral shall only be invested in other Collateral or in other businesses, properties or assets that become Collateral to the extent such business, properties or assets are required to become “Collateral” or “Pledged Collateral” (or any equivalent term) as defined in the First Priority Credit Documents in accordance with the terms of any of the First Priority Credit Documents;

(3)    to retire Notes pursuant to the procedures set forth under Article IV; or

(4)    any combination of the foregoing;

provided that, in the case of clause (2) above, a binding commitment entered into prior to the end of such 365-day reinvestment period shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Replacement Commitment”) within nine months of such cancellation or termination; provided, further, that if any Replacement Commitment is later canceled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from an Asset Sale that are not invested or applied as set forth in the preceding paragraph and within the 365-day reinvestment period will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, the Company shall make an offer to all Holders, and, if required by the terms of any Future Pari Passu Indebtedness, to the holders of such Future Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum principal amount of Notes and such Future Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 4.08. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $100.0 million by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of Notes and such Future Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes or the Future Pari Passu Indebtedness surrendered by such Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Future Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Future Pari Passu Indebtedness tendered in accordance with Section 4.08. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds of Asset Sales, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(b)    For purposes of clause (a) of this Section 6.15 only, the following shall be deemed to be Cash Equivalents: (i) any liabilities (as shown on the Company’s, or such Restricted Subsidiary’s, most recent balance sheet or in the footnotes thereto) of the Company or any Restricted Subsidiary, other than liabilities that are unsecured or are by their terms subordinated in right of payment to the Notes, that are assumed by the transferee of any such assets and for which the Company and all of its Restricted Subsidiaries have been unconditionally released by all creditors or their representatives in writing or that are discharged by the transferee or a third party in a transaction pursuant to which neither the Company nor any of its Restricted Subsidiaries has any liability following such Asset Sale, (ii) any Notes or other obligations or securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale, (iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any guarantee of such Indebtedness in connection with such Asset Sale; (iv) consideration consisting of Indebtedness of the Company (other than Indebtedness that is unsecured or are by its terms subordinated in right of payment to the Notes) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and (v) any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (v) that is at that time in existence, not to exceed an amount equal to the greater of $900.0 million or 3.00% of Total Assets, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

Section 6.16    Suspension of Covenants. During the period in which: (1) the Notes have an Investment Grade Rating from at least two Rating Agencies or the equivalent thereof under any new ratings system if the ratings system of any such agency shall be modified after the date hereof and (2) no Default or Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a “Covenant Suspension Event”), the following provisions of this Indenture will not be applicable to the Notes:

(A)    Section 6.09;

(B)    Section 6.10;

(C)    Section 6.12;

(D)    Section 6.13;

(E)    Section 6.15; and

(F)    clause (iii) of Section 5.01(A);

(collectively, the “Suspended Covenants” and, the date of such suspension, the “Suspension Date”). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be set at zero. In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or more of the Rating Agencies that had assigned an Investment Grade Rating withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and as a result less than two Rating Agencies have assigned an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period). For purposes of determining compliance with Section 6.11 during the Suspension Period, it shall be assumed that the provisions of Section 6.10 are applicable during such period as if the applicable Covenant Suspension Event had not occurred.

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to Section 6.10(A). To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to Section 6.10(A), such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the definition of “Permitted Debt.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 6.09 will be made as though Section 6.09 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 6.09(A). Notwithstanding anything to the contrary, during a Suspension Period the Company may not designate any Subsidiary as an Unrestricted Subsidiary.

The Company shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such occurrence under this Section 6.16 and, upon written request by the Company and at its expense, the Trustee shall deliver a notice of such occurrence to the Holders of Notes at their addresses as the same shall then appear in the Register. Any failure of the Company to deliver such Officer’s Certificate or the Trustee to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any events described under this Section 6.16. The Trustee shall have no duty to monitor any of the events described under this Section 6.16.

Section 6.17    Designation of Restricted and Unrestricted Subsidiaries. The Company’s Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary will be deemed to be a designation of each of such entity’s Subsidiaries as Unrestricted Subsidiaries. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of such designation and may reduce the amount available for Restricted Payments under Section 6.09 or under one or more of the clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 6.09.

(a)    If, at any time, any Unrestricted Subsidiary would fail to meet the requirements as an Unrestricted Subsidiary under this Indenture, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.10, the Company will be in default of such covenant.

(b)    The Company’s Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)    the Company could incur at least $1.00 of additional Indebtedness pursuant to the Total Leverage Ratio set forth in Section 6.10(A); or

(2)    the Company’s Total Leverage Ratio is less than or equal to the Company’s Total Leverage Ratio immediately prior to such designation, on a pro forma basis taking into account such designation;

provided, further, that such redesignation will be deemed to be an incurrence of Indebtedness and, if applicable, an incurrence of related Liens by a Restricted Subsidiary of the Company of any outstanding Indebtedness and, if applicable, related Liens of such Unrestricted Subsidiary and such redesignation will only be permitted if (1) such Indebtedness and, if applicable, related Liens are permitted under Section 6.10 and, if applicable, Section 6.11, calculated, if applicable, on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

Section 6.18    Future Obligors. The Company shall, in each case within 60 days, cause each Restricted Subsidiary of the Company (other than any Excluded Subsidiary) that directly or indirectly assumes, becomes a borrower under or guarantees any Indebtedness of the Company under any Senior Credit Facility or any capital markets Indebtedness to become a Guarantor and a Pledgor and:

(a)    execute and deliver a supplemental indenture to this Indenture providing for a Note Guarantee by such Restricted Subsidiary;

(b)    execute and deliver a supplement or joinder to the Pledge Agreement or new Collateral Documents to grant Second Priority Liens on any assets pledged or required to be pledged to secure such Senior Credit Facility or capital markets Indebtedness and take all actions required thereunder to perfect the Liens created thereunder; and

(c)    take all actions advisable in the opinion of the Company to cause such Second Priority Liens to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in the jurisdictions of incorporation or formation of such new Pledgor;

provided that (i) in the event that the guarantee of the Company’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law, this Section 6.18 shall not be applicable to such Subsidiary and (ii) to the extent the holders of any Subsidiary’s Equity Interests are prohibited from granting Liens on such Equity Interests to secure the Notes Obligations by any applicable law, or the grant of any such Lien would require consent, approval, license or authorization of a Governmental Authority (unless such consent, approval, license or authorization has been received), in no circumstance shall such Equity Interests be required to be pledged to secure the Notes Obligations.

The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor or Pledgor to become a Guarantor or Pledgor.

ARTICLE VII

REMEDIES OF TRUSTEE AND SECURITYHOLDERS

Section 7.01    Events of Default. The term “Event of Default,” wherever used herein, with respect to the Notes, means any of the following:

(i)    default in the payment of any installment of interest upon the Notes as and when the same shall become due and payable, and continuance of such default for a period of 60 days;

(ii)    default in the payment of all or any part of the principal or premium (if any) on the Notes as and when the same shall become due and payable either at its final Stated Maturity, upon any redemption, by declaration or otherwise;

(iii)    failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Notes or contained in this Indenture for a period of 90 days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that the Company remedy the same, shall have been given by registered or certified mail, return receipt requested, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes;

(iv)    default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if

(A)    such default either

(1)    results from the failure to pay any such Indebtedness at its final Stated Maturity (after giving effect to any applicable grace periods) or

(2)    relates to an obligation other than the obligation to pay principal of any such Indebtedness at its final Stated Maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its final Stated Maturity;

(B)    the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final Stated Maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $500.0 million or more at any one time outstanding; and

(C)    in the case of the occurrence of a default described in Section 7.01(iv)(A)(2), such default results in (x) the acceleration of such Indebtedness prior to the final Stated Maturity thereof or (y) the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness;

(v)    failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $500.0 million or its foreign currency equivalent (net of any amounts which are covered by insurance policies from creditworthy insurers), which final judgments remain undischarged, unwaived and unstayed for a period of more than 60 days after such judgment becomes final;

(vi)    the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or make any general assignment for the benefit of creditors;

(vii)    (i) any material provisions of any Collateral Document shall cease to be in full force and effect, or the Company or any other Collateral Grantor shall so assert in writing or (ii) any Lien required by this Indenture that is created by any Collateral Document shall cease to be enforceable and perfected and of the same effect and priority purported to be created thereby, or the Company or any other Collateral Grantor shall so assert in writing, in each case, for any reason other than (x) pursuant to the terms of this Indenture and of any Collateral Document, including as a result of a transaction not prohibited by this Indenture or (y) the failure of the First Priority Designated Agent to maintain possession of any certificates representing or evidencing the Collateral actually delivered to it; or

(viii)    all or substantially all of the value of the Note Guarantees shall cease to be in full force and effect, or Guarantors in respect thereof shall so assert in writing, for any reason other than pursuant to the terms of this Indenture, including as a result of a transaction not prohibited under this Indenture.

Section 7.02    Acceleration of Maturity; Rescission and Annulment.

(a)    If an Event of Default described in Section 7.01(i) or (ii) occurs with respect to the Notes and is continuing, then, and in each and every such case, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes by notice in writing to the Company (and to the Trustee if given by Holders), may declare the entire principal of the Notes, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration, the same shall become immediately due and payable.

(b)    If an Event of Default described in Section 7.01(iii) occurs with respect to Notes and is continuing for a period of 60 days after the date on which the underlying Default becomes an Event of Default, then, and in each and every such case, unless the principal of the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes by notice in writing to the Company (and to the Trustee if given by Holders), may declare the entire principal of all of the Outstanding Notes, and the interest accrued thereon, if any, to be due and payable immediately, and upon such declaration, the same shall become immediately due and payable.

(c)    If an Event of Default described in Section 7.01(vi) occurs and is continuing, then the principal amount of all the Outstanding Notes, and the interest accrued thereon, if any, shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(d)    The foregoing provisions are subject to the condition that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided:

(x)    the Company shall pay or shall deposit with the Trustee a sum sufficient to pay:

(i)    all matured installments of interest upon all the Notes; and

(ii)    the principal of any and all Notes which shall have become due otherwise than by acceleration; and

(iii)    interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the Overdue Rate to the date of such payment or deposit; and

(iv)    all amounts payable to the Trustee pursuant to Section 7.07; and

(y)    all Events of Default with respect to the Notes, other than the non-payment of the principal of the Notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then, and in every such case, the Holders of a majority, or any applicable supermajority, in aggregate principal amount of the Outstanding Notes, by written notice to the Company and to the Trustee, may waive all defaults related to the Notes and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default relating to the Notes or shall impair any right consequent thereon.

(e)    In the event of a declaration of acceleration of the Notes because an Event of Default pursuant to Section 7.01(iv) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to Section 7.01(iv) shall be remedied or cured, or waived by the holders of the Indebtedness with respect to which such default has occurred within 30 days after the declaration of acceleration of the Notes.

Section 7.03    Collection of Indebtedness by Trustee; Trustee May Prove Debt.

(a)    The Company covenants that (i) in case default shall be made in the payment of any installment of interest on the Notes when such interest shall have become due and payable, and such default shall have continued for a period of 60 days, or (ii) in case default shall be made in the payment of all or any part of the principal of the Notes when the same shall have become due and payable, whether upon maturity of such Notes or upon any redemption or by declaration or otherwise, then upon demand of the Trustee, the Company will pay to the Trustee for the benefit of the Holders of such Notes the whole amount that then shall have become due and payable on such Notes for principal and interest, as the case may be (with interest to the date of such payment upon the overdue principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest at the Overdue Rate applicable to such Notes); and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, and such other amount due the Trustee under Section 11.01 in respect of such Notes.

(b)    Until such demand is made by the Trustee, the Company may pay the principal of and interest on such Notes to the registered Holders, whether or not the Notes be overdue.

(c)    In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Company or other obligor upon such Notes and collect in the manner provided by law out of the property of the Company or other obligor upon such Notes, wherever situated, all the moneys adjudged or decreed to be payable.

(d)    In case there shall be pending proceedings relative to the Company or any other obligor upon the Notes then Outstanding under Title 11 of the United States Code or any other applicable federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Company or its property or such other obligor, or in case of any other similar judicial proceedings relative to the Company or other obligor upon such Notes, or to the creditors or property of the Company or such other obligor, the Trustee, irrespective of whether the principal of such Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section 7.03, shall be entitled and empowered, by intervention in such proceedings or otherwise:

(i)    to file and prove a claim or claims for the whole amount of principal and interest, if any, owing and unpaid in respect of such Notes, and, in the case of any judicial proceedings, to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for amounts payable to the Trustee under Section 11.01) and of the Holders of such Notes allowed in any judicial proceedings relative to the Company or other obligor upon such Notes, or to the creditors or property of the Company or such other obligor; and

(ii)    unless prohibited by applicable law and regulations, or unless otherwise directed by a majority in aggregate principal amount of the Notes at the time Outstanding, to vote on behalf of the Holders of such Notes in any election of a receiver, assignee, trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings, custodian or other person performing similar functions in respect of any such proceedings; and

(iii)    to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders of such Notes and of the Trustee on their behalf;

and any trustee, receiver, or liquidator, custodian or other similar official performing similar functions in respect of any such proceedings is hereby authorized by each of the Holders of such Notes to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Holders of such Notes, to pay to the Trustee its costs and expenses of collection and all other amounts due to it pursuant to Section 11.01.

(e)    Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder of such Notes any plan of reorganization, arrangement, adjustment or composition affecting such Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder of such Notes in any such proceeding, except as aforesaid in clause (ii).

(f)    All rights of action and of asserting claims under this Indenture or under the Notes, may be enforced by the Trustee without the possession of any of such Notes or the production thereof in any trial or other proceedings relative thereto, and any such action or proceedings instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall be awarded to the Trustee for ratable distribution to the Holders of such Notes in respect of which such action was taken, after payment of all sums due to the Trustee under Section 11.01 in respect of such Notes.

(g)    In any proceedings brought by the Trustee (and also any proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party), the Trustee shall be held to represent all the Holders of the Notes in respect to which such action was taken, and it shall not be necessary to make any Holders of such Notes parties to any such proceedings.

Section 7.04    Application of Proceeds.

(a)    Subject to the provisions of the Collateral Documents, any moneys collected by the Trustee pursuant to this Article VII in respect of the Company’s obligations with respect to the Notes or, after an Event of Default, any money or other property distributable in respect of the Company’s obligations under this Indenture, shall be applied in the following order at the date or dates fixed by the Trustee and, in case of the distribution of such moneys on account of principal or interest, upon presentation of the several Notes in respect of which monies have been collected and stamping (or otherwise noting) thereon the payment, or issuing Notes in reduced principal amounts in exchange for the presented Notes if only partially paid, or upon surrender thereof if fully paid:

FIRST: To the payment of all amounts payable to the Trustee (including any predecessor trustee) and the Collateral Agent (including any predecessor trustee) and the Collateral Agent) under Sections 10.05(w) and 11.01 in respect to the Notes;

SECOND: In case the principal of the Outstanding Notes in respect of which moneys have been collected shall not have become and be then due and payable, to the payment of interest on such Notes in default in the order of the maturity of the installments on such interest, with interest (to the extent that such interest has been collected by the Trustee and is permitted by applicable law) upon the overdue installments of interest at the Overdue Rate applicable to such Notes, such payments to be made ratably to the persons entitled thereto, without discrimination or preference;

THIRD: In case the principal of the Outstanding Notes in respect of which moneys have been collected shall have become and shall be then due and payable, to the payment of the whole amount then owing and unpaid upon such Notes for principal and interest, with interest upon the overdue principal, and (to the extent that such interest has been collected by the Trustee and is permitted by applicable law) upon the overdue installations of interest at the Overdue Rate applicable to such Notes; and in case such moneys shall be insufficient to pay in full the whole amount so due and unpaid upon such Notes, then to the payment of such principal and interest, without preference or priority of principal over interest, or of interest over principal, or of any installment of interest over any other installment of interest or of any such Note over any other such Note, ratably to the aggregate of such principal and accrued and unpaid interest; and

FOURTH: To the payment of the remainder, if any, to the Company or any other person lawfully entitled thereto.

Section 7.05    Suits for Enforcements.

In case an Event of Default with respect to any Notes has occurred, has not been waived and is continuing, (a) the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this Indenture and such Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or such Notes or in aid of the exercise of any power granted in this Indenture or such Notes or to enforce any other legal or equitable right vested in the Trustee by this Indenture, such Notes or by law and (b) subject to the provisions of the Collateral Documents, the Collateral Agent may pursue any available remedy to enforce the performance of any provision of the Collateral Documents and any remedy available to it to enforce the performance of any provision of this Indenture that runs to its benefit.

Section 7.06    Restoration of Rights on Abandonment of Proceedings.

In case the Trustee or any Holder shall have proceeded to enforce any right under this Indenture and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Trustee or such Holder, then and in every such case the Company, the Trustee and the Holders shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of the Company, the Trustee and the Holders shall continue as though no such proceedings had been taken.

Section 7.07    Limitation on Suits by Noteholders.

No Holder of any Notes shall have any right by virtue or by availing of any provision of this Indenture to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Indenture or such Note, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder or thereunder, unless:

(a)    such Holder previously shall have given to the Trustee written notice of an Event of Default with respect to the Notes and of the continuance thereof, as hereinbefore provided,

(b)    the Holders of at least than 25% in aggregate principal amount of the Notes then Outstanding shall have made written request upon the Trustee to institute such action or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby,

(c)    the Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceeding, and

(d)    no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 7.10.

For the protection and enforcement of the provisions of this Section 7.07, each and every Holder of such Notes and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 7.08     Right of Noteholders To Institute Certain Suits.

Notwithstanding any other provision in this Indenture and any provision of any Note, the right of any Holder of any Note to receive payment of the principal of, premium, if any, and interest, if any, on such Note, on or after the respective due dates expressed in such Note, or upon redemption, by declaration, repayment or otherwise, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 7.09     Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default.

No right or remedy herein conferred upon or reserved to the Trustee or to the Holders of Notes is intended to be exclusive of any other right or remedy and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Trustee or of any Holder of such Notes to exercise any right or remedy accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Indenture, any Note or law to the Trustee or to the Holders of such Notes may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or, subject to Section 7.07, by the Holders of Notes.

Section 7.10    Control by Holders of Notes.

Subject to the provisions of the Collateral Documents, the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to such Notes by this Indenture; provided that such direction shall not be otherwise than in accordance with law and the provisions of this Indenture and shall not expose the Trustee to personal liability; and provided further, that (subject to Section 11.02) the Trustee shall have the right to decline to follow any such direction (a) if the Trustee being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken; or (b) if the Trustee by its board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee shall determine in good faith that the action or proceedings so directed would involve the Trustee in personal liability; or (c) if the Trustee in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of the Holders of the Notes not joining in the giving of said direction, it being understood that (subject to Section 11.02) the Trustee shall have no duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders.

Nothing in this Indenture shall impair the right of the Trustee in its discretion to take any action deemed proper by the Trustee that is not inconsistent with such direction or directions by Holders of Notes.

Section 7.11    Waiver of Past Defaults.

Prior to the declaration of acceleration of the maturity of the Notes as provided in Section 7.01, the Holders of a majority in aggregate principal amount of such Notes at the time Outstanding may on behalf of the Holders of all such Notes waive any past default or Event of Default described in Section 7.01 and its consequences, except a default in respect of a covenant or provision of this Indenture or the Notes which cannot be modified or amended without the consent of the Holder of each Note affected. In the case of any such waiver, the Company, the Trustee and the Holders of all such Notes shall be restored to their former positions and rights hereunder, respectively, and such default shall cease to exist and be deemed to have been cured and not to have occurred for purposes of this Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Section 7.12    Right of Court To Require Filing of Undertaking To Pay Costs.

All parties to this Indenture agree, and each Holder of any Note by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 7.12 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder or group of Holders holding in the aggregate more than 10% in aggregate principal amount of the Notes, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on any Note on or after the due date expressed in such Note or any date fixed for redemption.

ARTICLE VIII

CONCERNING THE NOTEHOLDERS

Section 8.01    Evidence of Action of Noteholders. Whenever in this Indenture it is provided that the Holders of a specified percentage or a majority in aggregate principal amount of the Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action the Holders of such specified percentage or majority have joined therein may be evidenced by (a) any instrument or any number of instruments of similar tenor executed by Holders in person, by an agent or by a proxy appointed in writing, including through an electronic system for tabulating consents operated by the Depository or otherwise (such action becoming effective, except as herein otherwise expressly provided, when such instruments or evidence of electronic consents are delivered to the Trustee and, where it is hereby expressly required, to the Company), or (b) by the record of the Holders of Notes voting in favor thereof at any meeting of Holders duly called, or (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders.

Section 8.02    Proof of Execution or Holding of Notes. Proof of the execution of any instrument by a Holder or his, her or its agent or proxy and proof of the holding by any Person of any of the Notes shall be sufficient if made in the following manner:

(a)    The fact and date of the execution by any Person of any such instrument may be proved (i) by the certificate of any notary public or other officer in any jurisdiction who, by the laws thereof, has power to take acknowledgments or proof of deeds to be recorded within such jurisdiction, that the Person who signed such instrument did acknowledge before such notary public or other officer the execution thereof, or (ii) by the affidavit of a witness of such execution sworn to before any such notary or other officer. Where such execution is by a Person acting in other than his or her individual capacity, such certificate or affidavit shall also constitute sufficient proof of his or her authority.

(b)    The ownership of Notes shall be proved by the Register of such Notes or by a certificate of the Registrar for such Notes.

(c)    The Trustee may require such additional proof of any matter referred to in this Section 8.02 as it shall deem appropriate or necessary, so long as the request is a reasonable one.

(d)    If the Company shall solicit from the Holders of Notes any action, the Company may, at its option, fix in advance a record date for the determination of Holders of Notes entitled to take such action, but the Company shall have no obligation to do so. Any such record date shall be fixed at the Company’s discretion. If such a record date is fixed, such action may be sought or given before or after the record date, but only the Holders of Notes of record at the close of business on such record date shall be deemed to be Holders of Notes for the purpose of determining whether Holders of the requisite proportion of Outstanding Notes have authorized or agreed or consented to such action, and for that purpose the Outstanding Notes shall be computed as of such record date.

Section 8.03    Persons Deemed Owners.

(a)    The Company, the Trustee, any Agent and any agent of the Company or the Trustee may treat the Person in whose name any Note is registered in the Register as the owner of such Note for the purpose of receiving payment of principal of and premium, if any, and (subject to Section 3.08) interest on, such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, the Trustee, any Agent nor any agent of the Company or the Trustee shall be affected by notice to the contrary. All payments made to any Holder, or upon his, her or its order, shall be valid, and, to the extent of the sum or sums paid, effectual to satisfy and discharge the liability for moneys payable upon such Note.

(b)    None of the Company, the Trustee or any Agent shall have any responsibility or liability for any aspect of the records relating to or payments made on account of Beneficial Ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such Beneficial Ownership interests.

Section 8.04    Effect of Consents. After an amendment, supplement, waiver or other action becomes effective as to any Notes, a consent to it by a Holder of such Notes is a continuing consent conclusive and binding upon such Holder and every subsequent Holder of the same Notes or portion thereof, and of any Note issued upon the transfer thereof or in exchange therefor or in place thereof, even if notation of the consent is not made on any such Note. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

ARTICLE IX

GUARANTEE

Section 9.01    Guarantee. Subject to the provisions of this Article IX, each Guarantor hereby guarantees (the “Note Guarantees”), as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, the Trustee and the Collateral Agent the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Company under this Indenture (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 11.01) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except (i) to the extent that the Guaranteed Obligations are subordinated to any First Priority Obligations pursuant to the First Priority/Second Priority Intercreditor and Subordination Agreement and (ii) to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Note Guarantee set forth in this Section 9.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 9.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article IX notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Sections 9.02 and 9.05, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 9.02, Article XII or Article XIV. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, interest, if any, on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding); provided however that such amount shall in no event exceed the Maximum Guarantee Amount with respect to such Guarantor at such time.

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Collateral Agent, Trustee or the Holders in enforcing any rights under this Section 9.01.

Section 9.02    Limitation on Liability; Termination, Release and Discharge.

(a)    Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)    Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:

(i)    a sale or other disposition (including by way of consolidation, merger or amalgamation) of the Capital Stock of such Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor to a Person other than to the Company or a Restricted Subsidiary and as otherwise permitted by this Indenture;

(ii)    the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(iii)    the defeasance or discharge of the Notes, as provided in Article XII;

(iv)    such Guarantor being released from all of its obligations under (i) its guarantees of payment by the Company of any Indebtedness of the Company under the Senior Credit Facilities and (ii) in the case of a Note Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of the Company or an Other Obligor pursuant to Section 6.18, the relevant Indebtedness, except in the case of clauses (i) or (ii), a release as a result of the repayment in full of the Indebtedness specified in clause (i) or (ii) (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Indebtedness of such Guarantor under the Senior Credit Facilities or any Other Guarantee is so reinstated, such Note Guarantee shall also be reinstated).

Section 9.03    Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 9.03 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 9.04    No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

Section 9.05    Maximum Guarantee Amount. Notwithstanding any of the other provisions set forth in this Article IX or otherwise contained in this Indenture or any other Note Document, (a) the aggregate amount of all Guaranteed Obligations guaranteed by the Note Guarantees shall not, at any time, exceed the lesser of (x) the principal amount of the Notes then outstanding and (y) the Maximum Guarantee Amount (such lesser amount, the “Note Guarantee Cap”), and (b) upon any change in the aggregate amount of all obligations guaranteed by the Note Guarantees (including as a result of the Company or any Subsidiary incurring any Indebtedness (that is not subordinated to the Note Guarantees) permitted by this Indenture) (a “Guaranteed Amount Change”), each Guarantor shall be deemed for all purposes (including the purpose of determining the limit of the Note Guarantees) to have had its Notes Guarantee (x) released immediately and automatically prior to such Guaranteed Amount Change, provided that such Note Guarantee shall only be released in the amount in excess of the Note Guarantee Cap on a pro forma basis after giving effect to such Guaranteed Amount Change, and and (y) incurred immediately and automatically after such Guaranteed Amount Change, provided that such Note Guarantee shall only be incurred in the amount that would be available under the Note Guarantee Cap on a pro forma basis after giving effect to such Guaranteed Amount Change. For the avoidance of doubt, nothing in the Notes Documents shall, on any date or from time to time, allow the aggregate amount of all Guaranteed Obligations guaranteed by the Guarantors to cause or result in the Company or any Subsidiary violating any Existing Notes Indenture.

ARTICLE X

COLLATERAL

Section 10.01    Collateral Documents. The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Notes Obligations, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Notes Obligations, subject to the terms of the First Priority/Second Priority Intercreditor and Subordination Agreement. The Trustee and the Company hereby acknowledge and agree that the Collateral Agent’s security interest in the Collateral is for the benefit of the Notes Secured Parties and pursuant to the terms of the Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the First Priority/Second Priority Intercreditor and Subordination Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the First Priority/Second Priority Intercreditor and Subordination Agreement, and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as may be required by the next sentence of this Section 10.01, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company shall, and shall cause the Subsidiaries of the Company to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Collateral Documents to create and maintain, as security for the Notes Obligations in favor of the Collateral Agent for the benefit of the Holders and the Trustee, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the First Priority/Second Priority Intercreditor and Subordination Agreement and the Collateral Documents), subject to no Liens other than Permitted Liens. Neither the Trustee nor the Collateral Agent shall have any responsibility or liability in connection with such actions and filings.

Section 10.02    Release of Collateral.

(a)    Subject to clauses (b) and (c) below, the Second Priority Liens on the Collateral will be automatically released with respect to the Notes and the Note Guarantees, and the Trustee and/or the Collateral Agent (subject to its receipt of an Officer’s Certificate and Opinion of Counsel as provided below) shall execute documents evidencing such release (each in form and substance satisfactory to the Trustee and the Collateral Agent), at the Company’s sole cost and expense, under one or more of the following circumstances:

(i)    in whole upon:

(A)    payment in full of the principal of, together with accrued and unpaid interest on, and all other Obligations on the Notes; or

(B)    a Legal Defeasance or Covenant Defeasance of this Indenture or the satisfaction and discharge of this Indenture, in each case, as set forth under Article XII;

(ii)    in part, as to any property or asset constituting Collateral:

(A)    that is sold or otherwise disposed of to a Person other than the Company or a Restricted Subsidiary in a transaction permitted by Sections 4.08 and 6.15 and not prohibited by any of the Note Documents; or

(B)    if and only to the extent that the Liens on such Collateral in favor of the First Priority Collateral Agent in respect of the Senior Credit Facilities have been released in accordance with the terms of the First Priority Credit Documents, except a release as a result of the repayment in full of the Indebtedness then outstanding in respect of the Senior Credit Facilities;

(iii)    in whole or in part:

(A)    as provided in Article XIV; or

(B)    in accordance with, and as expressly provided for under, the First Priority/Second Priority Intercreditor and Subordination Agreement.

(b)    With respect to any release of Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement, if any, to such release have been complied with and that it is proper for the Trustee or Collateral Agent to execute and deliver the documents requested by the Company in connection with such release, and any instruments of termination, satisfaction or release prepared by the Company (each in form and substance satisfactory to the Trustee and the Collateral Agent), the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Company’s sole expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents or the First Priority/Second Priority Intercreditor and Subordination Agreement. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Collateral Document or in the First Priority/Second Priority Intercreditor and Subordination Agreement to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

(c)    At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Collateral Documents shall be effective as against the Holders, except as otherwise provided in the First Priority/Second Priority Intercreditor and Subordination Agreement.

Section 10.03    Suits to Protect the Collateral. Subject to the provisions of Article XI and the Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Collateral Agent to take all actions it determines in order to:

(a)    enforce any of the terms of the Collateral Documents; and

(b)    collect and receive any and all amounts payable in respect of the Notes Obligations.

Subject to the provisions of the Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 10.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent and neither the Trustee nor the Collateral Agent shall be liable for any such impairment.

Section 10.04    Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the First Priority/Second Priority Intercreditor and Subordination Agreement, the Collateral Agent is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents and distribute the same to the Trustee who may make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 10.05    Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article X to be sold be under any obligation to ascertain or inquire into the authority of the applicable Collateral Grantor to make any such sale or other transfer.

Section 10.06    Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article X upon a Collateral Grantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of a Collateral Grantor or of any Officer or Officers thereof required by the provisions of this Article X; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 10.07    Release Upon Termination of the Company’s Obligations. In the event that the Company delivers to the Trustee and the Collateral Agent an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Company shall have exercised its Legal Defeasance option or its Covenant Defeasance option, in each case in compliance with the provisions of Article XII, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee and the release of the security interest of the Collateral Agent have been satisfied, the Trustee shall deliver to the Company and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article XII), and any rights it has under the Collateral Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Notes Secured Parties and shall execute or cause to be executed (at the sole expense of the Company) such documents (in form and substance satisfactory to the Trustee and Collateral Agent) evidencing the termination of such Liens as requested in writing by the Company such Lien as soon as is reasonably practicable.

Section 10.08    Collateral Agent.

(a)    Each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement, and consents and agrees to the terms of the First Priority/Second Priority Intercreditor and Subordination Agreement and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent agrees to act as such on the express conditions contained in this Section 10.08. The provisions of this Section 10.08 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor any of the Collateral Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 12.3. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the First Priority/Second Priority Intercreditor and Subordination Agreement and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Note Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)    The Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents or the First Priority/Second Priority Intercreditor and Subordination Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c)    None of the Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document or the First Priority/Second Priority Intercreditor and Subordination Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by a Collateral Grantor or Affiliate of any Collateral Grantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Note Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Collateral Documents or the First Priority/Second Priority Intercreditor and Subordination Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents or the First Priority/Second Priority Intercreditor and Subordination Agreement, or for any failure of any Collateral Grantor or any other party to this Indenture, the Collateral Documents or the First Priority/Second Priority Intercreditor and Subordination Agreement to perform its obligations hereunder or thereunder or for the value or sufficiency of any Collateral. None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents or the First Priority/Second Priority Intercreditor and Subordination Agreement or to inspect the properties, books, or records of any Collateral Grantor or any Collateral Grantor’s Affiliates.

(d)    The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any other Collateral Grantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents or the First Priority/Second Priority Intercreditor and Subordination Agreement unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or Pari Passu Secured Parties, as may be applicable, as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability, loss and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Collateral Documents or the First Priority/Second Priority Intercreditor and Subordination Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Pari Passu Obligations, as may be applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)    The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default” and the Trustee has provided to the Collateral Agent a copy of such notice. Subject to the provisions of the Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement, the Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VII or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 10.08) or the Pari Passu Obligations, as may be applicable.

(f)    The Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 10.08 (and Section 11.01) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g)    The Bank of New York Mellon shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents, agents, attorneys, custodians or nominees as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Collateral Documents or the First Priority/Second Priority Intercreditor and Subordination Agreement, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct. The Collateral Agent shall not be responsible for any misconduct or negligence on the part of any co-Collateral Agent, agent, attorney, custodian or nominee appointed with due care by it hereunder.

(h)    The Collateral Agent is authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the First Priority/Second Priority Intercreditor and Subordination Agreement, (iii) make the representations of the Holders set forth in the Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement, (iv) bind the Holders on the terms as set forth in the Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement and (v) perform and observe its obligations under the Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement.

(i)    Subject to the First Priority/Second Priority Intercreditor and Subordination Agreement, the Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(j)    The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Collateral Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Collateral Document or the First Priority/Second Priority Intercreditor and Subordination Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(k)    If a Collateral Grantor (i) incurs any obligations in respect of First Priority Obligations at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting First Priority Obligations entitled to the benefit of (or subject to the terms of) the First Priority/Second Priority Intercreditor and Subordination Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the First Priority/Second Priority Intercreditor and Subordination Agreement) in favor of a designated agent or representative for the holders of the First Priority Obligations so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(l)    No provision of this Indenture, the First Priority/Second Priority Intercreditor and Subordination Agreement or any Collateral Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the First Priority/Second Priority Intercreditor and Subordination Agreement or the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(m)    The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the First Priority/Second Priority Intercreditor and Subordination Agreement and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(n)    Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(o)    The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by any Collateral Grantor under this Indenture, the First Priority/Second Priority Intercreditor and Subordination Agreement and the Collateral Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Note Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the First Priority/Second Priority Intercreditor and Subordination Agreement or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the First Priority/Second Priority Intercreditor and Subordination Agreement and any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Notes Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Notes Obligations. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the First Priority/Second Priority Intercreditor and Subordination Agreement and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the First Priority/Second Priority Intercreditor and Subordination Agreement and any Collateral Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the First Priority/Second Priority Intercreditor and Subordination Agreement and the Collateral Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Note Documents.

(p)    The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the First Priority/Second Priority Intercreditor and Subordination Agreement, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the First Priority/Second Priority Intercreditor and Subordination Agreement and the Collateral Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(q)    Upon the receipt by the Collateral Agent of a written request of the Company signed by one of its Officers (a “Collateral Document Order”), the Collateral Agent is hereby authorized and directed to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document (in form and substance satisfactory to the Collateral Agent) to be executed after the Issue Date. Such Collateral Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Collateral Document Order referred to in, this clause (s), and (ii) instruct the Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Company, upon delivery to the Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Collateral Documents.

(r)    Subject to the provisions of the applicable Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the First Priority/Second Priority Intercreditor and Subordination Agreement and the

Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the First Priority/Second Priority Intercreditor and Subordination Agreement or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Pari Passu Obligations, as may be applicable, or the Trustee, as applicable.

(s)    The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the First Priority/Second Priority Intercreditor and Subordination Agreement and to the extent not prohibited under the First Priority/Second Priority Intercreditor and Subordination Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 7.04 hereof and the other provisions of this Indenture.

(t)    Notwithstanding anything to the contrary in this Indenture or any other Note Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Note Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

(u)    Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Collateral Grantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 15.01. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(v)    Any Person into which the Collateral Agent or any successor to it as collateral agent shall be merged or converted, or any Person with which it or any successor to it shall be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Agent or any such successor to it shall be a party, or any Person to which the Collateral Agent or any successor to it shall sell or otherwise transfer all or substantially all of the corporate trust business of the Collateral Agent, shall be the successor Collateral Agent under this Indenture without the execution or filing of any paper or any further act on the part of any of the parties hereto.

(w)    The Company shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with Section 11.01 mutatis mutandis.

ARTICLE XI

CONCERNING THE TRUSTEE

Section 11.01    Rights of Trustees; Compensation and Indemnity. The Trustee accepts the trusts created by this Indenture upon the terms and conditions hereof, including the following, to all of which the parties hereto and the Holders from time to time of the Notes agree:

(a)    The Trustee shall be entitled to such compensation as the Company and the Trustee shall from time to time agree in writing for all services rendered by it hereunder (including in any agent capacity in which it acts). The compensation of the Trustee shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon its request for all out-of-pocket expenses, disbursements and advances (including costs of collection) incurred or made by the Trustee in accordance with this Indenture (including, without limitation, the reasonably incurred expenses and disbursements of its agents, delegates, attorneys and counsel), except any such expense, disbursement or advance caused by its own negligence, bad faith or willful misconduct.

Each of the Company and each Guarantor (each, an “Indemnifying Person”) also agree to indemnify each of the Trustee and its officers, agents, directors and employees hereunder for, and to hold them harmless against, any and all loss, liability, damage, claim, or expense (including fees and expense of counsel), including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), arising out of or in connection with this Indenture, the Notes, the acceptance or administration of the trust or trusts hereunder and the performance of its duties (including in any agent capacity in which it acts), as well as the costs and expenses of defending itself against any claim (whether asserted by any Indemnifying Person, or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, or in connection with enforcing the provisions of this Section, except to the extent such loss, liability, damage claim or expense is due to the Trustee’s own negligence, bad faith or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity; provided, however, that the Trustee shall not incur any liability if it fails to so notify and that the failure to so notify the Company shall not affect the obligations of the Company hereunder to indemnify.

As security for the performance of the obligations of each Indemnifying Person under this Section 11.01(a), the Trustee shall have a lien prior to the Notes upon the Collateral and all other property and funds held or collected by the Trustee as such, except funds held in trust by the Trustee to pay principal of and interest on any Notes. Notwithstanding any provisions of this Indenture to the contrary, the obligations of each Indemnifying Person to compensate and indemnify the Trustee under this Section 11.01(a) shall survive the resignation or removal of the Trustee, any satisfaction and discharge under Article XII, the payment of any Notes and the termination of this Indenture for any reason. In addition to and without prejudice to its other rights hereunder, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 7.01(vi) occurs, the expenses and compensation for the services are intended to constitute expenses of administration under the Bankruptcy Code or any applicable state bankruptcy, insolvency or similar laws. “Trustee” for purposes of this Section 11.01(a) shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

(b)    The Trustee may execute any of the trusts or powers hereunder or perform any duty hereunder either directly or by its agents, delegates or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent, delegate or attorney appointed with due care by it hereunder.

(c)    The Trustee may consult with counsel of its selection, and, subject to Section 11.02, the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Trustee hereunder in reliance thereon.

(d)    The Trustee, subject to Section 11.02, may rely upon the certificate of the Secretary or one of the Assistant Secretaries of the Company as to the adoption of any Board Resolution or resolution of the stockholders of the Company, and any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced by a Company Order.

(e)    Subject to Section 11.04, the Trustee, any Agent or any agent of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company with the same rights it would have had if it were not the Trustee or such agent.

(f)    Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on or investment of any money received by it hereunder except as otherwise agreed in writing with the Company.

(g)    Any action taken by the Trustee pursuant to any provision hereof at the request or with the consent of any Person who at the time is the Holder of any Note shall be conclusive and binding in respect of such Note upon all future Holders thereof or of any Note or Notes which may be issued for or in lieu thereof in whole or in part, whether or not such Note shall have noted thereon the fact that such request or consent had been made or given.

(h)    The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, direction, order, approval, bond, debenture, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(i)    The Trustee shall not be under any obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders of the Notes, pursuant to any provision of this Indenture, unless such Holders of the Notes shall have offered to the Trustee pre-funding, security and/or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred by it therein or thereby.

(j)    The Trustee shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and believed by it to be authorized or within its discretion or within the rights or powers conferred upon it by this Indenture.

(k)    The Trustee shall not be deemed to have knowledge or be charged with notice of any Default or Event of Default with respect to any Notes unless a Responsible Officer of the Trustee has actual knowledge by way of written notice thereof or unless the Holders of not less than 25% of the Outstanding Notes notify the Trustee thereof by a written notice to the Trustee that is received by a Responsible Officer of the Trustee at its Corporate Trust Office and such notice references such Notes and this Indenture.

(l)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of Indebtedness or other paper or document; provided, however, that the Trustee, may, but shall not be required to, make such further inquiry or investigation into such facts or matters as it may see fit at the expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation.

(m)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be secured, pre-funded and/or indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including as Collateral Agent, and to each agent, custodian and other person employed to act hereunder.

(n)    In no event shall the Trustee, the Paying Agent, the transfer agent or the Registrar, be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), whether or not foreseeable and irrespective of whether the Trustee has been advised of the possibility of such loss or damage and regardless of the form of action.

(o)    The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(p)    The permissive right of the Trustee to take or refrain from taking action hereunder shall not be construed as a duty.

(q)    The Trustee may refrain from taking any action in any jurisdiction if taking such action in that jurisdiction would, in the reasonable opinion of the Trustee based on written advice received from counsel or any opinion of counsel, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York. Furthermore, the Trustee may refrain from taking such action if, in the reasonable opinion of the Trustee based on such written advice or opinion of counsel, it would otherwise render the Trustee liable to any person in that jurisdiction or the State of New York and there has not been offered to the Trustee pre-funding, security and/or indemnity satisfactory to it against the liabilities to be incurred therein or thereby, or the Trustee would not have the legal capacity to take such action in that jurisdiction by virtue of applicable law in that jurisdiction or the State of New York or by virtue of a written order of any court or other competent authority in that jurisdiction that the Trustee does not have such legal capacity.

(r)    Notwithstanding any other provision of this Indenture, the Trustee shall be entitled to make a deduction or withholding from any payment which it makes under this Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable law and any current or future regulations or agreements thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto or by virtue of the relevant holder failing to satisfy any certification or other requirements in respect of the Notes, in which event the Trustee shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax.

Section 11.02    Duties of Trustee.

(a)    In case an Event of Default has occurred and is continuing, the Trustee shall, with respect to such Notes, exercise such of the rights and powers vested in it by this Indenture, and shall use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such his or her own affairs.

(b)    Except during the continuance of an Event of Default,

(i)    the Trustee undertakes to perform such duties and only such duties with respect to the Notes as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee, whose duties and obligations shall be determined solely by the express provisions of this Indenture; and

(ii)    the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, in the absence of bad faith on the part of the Trustee, upon certificates and opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c)    None of the provisions of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that

(i)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

(ii)    the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in connection with a Notes in accordance with the direction of Holders of a majority in principal amount of the Outstanding Notes, determined as provided herein, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with; and

(iii)    this subsection (c) shall not be construed to limit the effect of subsections (b) and (e) of this Section 11.02.

(d)    Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 11.02.

(e)    None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if the Trustee shall have reasonable grounds for believing that repayment of such funds or adequate security, pre-funding and/or indemnity against such risk or liability is not reasonably assured to it.

Section 11.03    Notice of Defaults. Within 90 calendar days after the occurrence thereof and if known to the Trustee, the Trustee shall give to the Holders of the Notes notice of each Default or Event of Default with respect to the Notes known to the Trustee, by transmitting such notice to Holders at their addresses as the same shall then appear on the Register, unless such Default shall have been cured or waived before the giving of such notice. Except in the case of a default in the payment of the principal of (or premium, if any) or interest on any Notes, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of Notes.

Section 11.04    Eligibility; Disqualification.

(a)    The Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA. The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition, and shall have a Corporate Trust Office. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 11.04, it shall resign immediately in the manner and with the effect hereinafter specified in this Article XI.

(b)    The Trustee shall comply with Section 310(b) of the TIA.

Section 11.05    Resignation and Notice; Removal. The Trustee, or any successor to it hereafter appointed, may at any time resign and be discharged of the trusts hereby created with respect to any one or more or all Notes by giving to the Company notice in writing and specifying the effective date of such resignation. Such resignation shall take effect upon the appointment of a successor Trustee and the acceptance of such appointment by such successor Trustee on or after the effective date of such resignation specified in such written notice. Any Trustee hereunder may be removed with respect to any Notes at any time by the filing with such Trustee with at least 30 days advance notice to the Trustee of such removal and the delivery to the Company of an instrument or instruments in writing signed by the Holders of a majority in principal amount of the Notes then Outstanding, specifying such removal and the date when it shall become effective.

If at any time:

(1)    the Trustee shall fail to comply with the provisions of Section 11.04(b) after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note for at least six months, or

(2)    the Trustee shall cease to be eligible under Section 11.04 and shall fail to resign after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note for at least six months, or

(3)    the Trustee shall become incapable of acting or shall be adjudged bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Company by written notice to the Trustee may remove the Trustee and appoint a successor Trustee with respect to all Notes, or (ii) subject to Section 7.12, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee with respect to all Notes and the appointment of a successor Trustee or Trustees.

Upon its resignation or removal, any Trustee shall be entitled to the payment of reasonable compensation for the services rendered hereunder by such Trustee and to the payment of all reasonable expenses incurred hereunder and all moneys then due to it hereunder. The Trustee’s rights to indemnification and its lien provided in Section 11.01(a) shall survive its resignation or removal, the satisfaction and discharge of this Indenture and the termination of this Indenture for any reason.

Section 11.06    Successor Trustee by Appointment.

(a)    In case at any time the Trustee shall resign, or shall be removed (unless the Trustee shall be removed as provided in Section 11.04(b), in which event the vacancy shall be filled as provided in Section 11.04(b)), or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or if a receiver of the Trustee or of its property shall be appointed, or if any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation with respect to the Notes, a successor Trustee with respect to the Notes (it being understood that any such successor Trustee may be appointed and that at any time there shall be only one Trustee) may be appointed by the Holders of a majority in aggregate principal amount of the Notes then Outstanding, by an instrument or instruments in writing signed in duplicate by such Holders and filed, one original thereof with the Company and the other with the successor Trustee; provided that, until a successor Trustee shall have been so appointed by the Holders of Notes as herein authorized, the Company, or, in case all or substantially all the assets of the Company shall be in the possession of one or more custodians or receivers lawfully appointed, or of trustees in bankruptcy or reorganization proceedings (including a trustee or trustees appointed under the provisions of the Bankruptcy Code), or of assignees for the benefit of creditors, such receivers, custodians, trustees or assignees, as the case may be, by an instrument in writing, shall appoint a successor Trustee with respect to the Notes. Subject to the provisions of Sections 11.04 and 11.05, upon the appointment as above provided of a successor Trustee with respect to the Notes, the Trustee with respect to the Notes shall cease to be Trustee hereunder. After any such appointment other than by the Holders of Notes, the Person making such appointment shall forthwith cause notice thereof to be mailed to the Holders of Notes at their addresses as the same shall then appear on the Register but any successor Trustee so appointed shall, immediately and without further act, be superseded by a successor Trustee appointed by the Holders of Notes in the manner above prescribed, if such appointment be made prior to the expiration of one year from the date of the mailing of such notice by the Company, or by such receivers, trustees or assignees.

(b)    If any Trustee with respect to the Notes shall resign or be removed and a successor Trustee shall not have been appointed by the Company or by the Holders of the Notes within 30 days of any notice of resignation or removal or, if any successor Trustee so appointed shall not have accepted its appointment within 30 calendar days after such appointment shall have been made, the resigning Trustee at the expense of the Company may appoint a successor Trustee or apply to any court of competent jurisdiction for the appointment of a successor Trustee. If in any other case a successor Trustee shall not be appointed pursuant to the foregoing provisions of this Section 11.06 within three months after such appointment might have been made hereunder, the Holder of any Notes or any retiring Trustee at the expense of the Company may apply to any court of competent jurisdiction to appoint a successor Trustee. Such court may thereupon, in any such case, after such notice, if any, as such court may deem proper and prescribe, appoint a successor Trustee.

(c)    Any successor Trustee appointed hereunder shall execute, acknowledge and deliver to its predecessor Trustee and to the Company, or to the receivers, trustees, assignees or court appointing it, as the case may be, an instrument accepting such appointment hereunder, and thereupon such successor Trustee, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor Trustee with like effect as if originally named as Trustee hereunder, and such predecessor Trustee, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to pay over, and such successor Trustee shall be entitled to receive, all moneys and properties held by such predecessor Trustee as Trustee hereunder, subject nevertheless to its lien provided for in Section 11.01(a). Nevertheless, on the written request of the Company or of the successor Trustee or of the Holders of at least 10% in aggregate principal amount of the Notes then Outstanding, such predecessor Trustee, upon payment of its said charges and disbursements, shall execute and deliver an instrument transferring to such successor Trustee upon the trusts herein expressed all the rights, powers and trusts of such predecessor Trustee and shall assign, transfer and deliver to the successor Trustee all moneys and properties held by such predecessor Trustee, subject nevertheless to its lien provided for in Section 10.01(a); and, upon request of any such successor Trustee and the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Trustee all such authority, rights, powers, trusts, immunities, duties and obligations. In case of the appointment hereunder of a successor Trustee, then, the predecessor Trustee and each successor Trustee with respect to such Notes shall execute and deliver an indenture supplemental hereto wherein each successor Trustee shall accept such appointment and which shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustees co-trustees of the same trust and that each such Trustee shall be trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any other such Trustee.

Section 11.07    Successor Trustee by Merger. Any Person into which the Trustee or any successor to it in the trusts created by this Indenture shall be merged or converted, or any Person with which it or any successor to it shall be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Trustee or any such successor to it shall be a party, or any Person to which the Trustee or any successor to it shall sell or otherwise transfer all or substantially all of the corporate trust business of the Trustee, shall be the successor Trustee under this Indenture without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such Person shall be otherwise qualified and eligible under this Article XI. In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture, any of such Notes shall have been authenticated but not delivered by the Trustee then in office, any successor to such Trustee may adopt the certificate of authentication of any predecessor Trustee, and deliver such Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes; and in case at that time any of the Notes shall not have been authenticated, any successor to such Trustee may authenticate such Notes either in the name of any predecessor Trustee hereunder or in the name of the successor Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture; provided that the certificate of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 11.08    Right to Rely on Officer’s Certificate. Subject to Section 11.02, and subject to the provisions of Section 15.01 with respect to the certificates required thereby, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of bad faith on the part of the Trustee, be deemed to be conclusively proved and established by an Officer’s Certificate with respect thereto delivered to the Trustee, and such Officer’s Certificate, in the absence of bad faith on the part of the Trustee, shall be full warrant to the Trustee for any action taken, suffered or omitted by it under the provisions of this Indenture upon the faith thereof.

Section 11.09    Appointment of Authenticating Agent. The Trustee may appoint an agent (the “Authenticating Agent”) to authenticate the Notes, and the Trustee shall give written notice of such appointment to the Company and all Holders of Notes with respect to which such Authenticating Agent shall serve. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. Notes so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder.

Each Authenticating Agent shall at all times be a Person organized and doing business and in good standing under the laws of the United States, any State thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by federal or state authority. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Article XI, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Article XI, it shall resign immediately in the manner and with the effect specified in this Article XI.

Any Person into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any Person succeeding to all or substantially all of the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such Person shall be otherwise eligible under this Article XI, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Company. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 11.09, the Trustee may appoint a successor Authenticating Agent which shall be acceptable to the Company and shall give written notice of such appointment to all Holders of Notes with respect to which such Authenticating Agent shall serve. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 11.09.

The Company agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section 11.09.

Section 11.10    Communications by Holders with Other Holders. Holders of Notes may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the TIA with respect to such communications.

Section 11.11    Not Responsible for Recitals of Issuance of Notes. The Trustee or any Authenticating Agent shall not be responsible in any manner whatsoever for the correctness of the recitals herein or in the Notes (except its certificates of authentication thereon) contained, all of which are made solely by the Company. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or execution or sufficiency of this Indenture or of the Notes (except with respect to its own signatures and/or certificates of authentication thereon), and the Trustee makes no representation with respect thereto. The Trustee or any Authenticating Agent shall not be accountable for the use or application by the Company of any Notes, or the proceeds of any Notes. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Company’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee, made in this Indenture.

ARTICLE XII

SATISFACTION AND DISCHARGE; DEFEASANCE

Section 12.01    [Reserved].

Section 12.02    Satisfaction and Discharge of Indenture.

(a)    This Indenture, the Notes and the Collateral Documents shall, upon Company Order and at the Company’s expense, be discharged and cease to be of further effect as to all Notes issued hereunder (except as to any surviving rights of registration of transfer or exchange of such Notes herein expressly provided for and rights to receive payments of principal of, premium, if any, and interest, on, such Notes), and the Notes Liens and Note Guarantees will be released, and the Trustee and the Collateral Agent, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture and the other Notes Documents when:

(i)    either

(A)    all Notes heretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 3.07 and (ii) Notes for whose payment money has theretofore been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 6.03) have been delivered to the Trustee for cancellation; or

(B)    (I) all Notes that have not been previously delivered to the Trustee for cancellation, (1) have become due and payable by their terms, or (2) will become due and payable at their Stated Maturity within one year, or (3) have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, in the case of (1), (2) or (3) above, has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as shall be sufficient without reinvestment, to pay and discharge the entire amount Outstanding Notes not previously delivered to the Trustee for cancellation or redemption for principal (and premium, if any) and accrued interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; (II) the Company has paid or caused to be paid all other sums payable by the Company with respect to the Notes; and (III) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at their Stated Maturity or on the Redemption Date, as the case may be; and

(ii)    no Default or Event of Default shall have occurred and be continuing with respect to the Notes on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company bound.

(b)    The Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

(c)    Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 11.01, the obligations of the Company to any Authenticating Agent under Section 11.09 and, if money or Government Securities shall have been deposited with the Trustee pursuant to subclause (B) of clause (i) of this Section 12.02, the obligations of the Trustee under Section 12.07 and the last paragraph of Section 6.03 shall survive such satisfaction and discharge.

Section 12.03    Defeasance upon Deposit of Moneys or Government Securities.

(a)    The Company and the Other Obligors may, at their option and at any time, elect to have either Section 12.03(b) or Section 12.03(c) applied to all Outstanding Notes issued under this Indenture, the Note Guarantees and the Collateral Documents and have the Notes Liens released upon compliance with the conditions set forth below in this Section 12.03.

(b)    Upon the Company’s exercise under Section 12.03(a) of the option applicable to this Section 12.03(b), the Company and the Other Obligors shall, subject to the satisfaction of the conditions set forth in Section 12.03(d), be deemed to have been Discharged from their obligations with respect to all Outstanding Notes, Note Guarantees and Note Liens on the date such conditions are satisfied (“Legal Defeasance”). For this purpose, “Legal Defeasance” means that the Company and each Other Obligor shall be deemed to have paid and Discharged the entire Indebtedness represented by the Outstanding Notes and to have satisfied all of their other obligations under the Notes, this Indenture, the Note Guarantees, Note Liens and the Collateral Documents, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i)    the rights of Holders of the Outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Outstanding Notes when such payments are due from the trust referred to in Section 12.03(d);

(ii)    the Company’s obligations with respect to the Notes issued under this Indenture concerning mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(iii)    the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(iv)    this Section 12.03(b) and Section 12.03(c).

Subject to compliance with this Article XII, the Company and each Other Obligor may exercise its option under this Section 12.03(b) notwithstanding the prior exercise of its option under Section 12.03(c).

“Discharged” means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by, and obligations under, the Notes and to have satisfied all the obligations under this Indenture relating to the Notes (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except (A) the rights of Holders of Notes to receive, from the trust fund described in clause (i) of 12.03(d), payment of the principal of, premium, if any, or interest, on such Notes when such payments are due, (B) the Company’s obligations with respect to the Notes under Sections 3.04, 3.06, 3.07, 6.02, 6.03, 12.06 and 12.07 and (C) the rights, powers, trusts, duties and immunities of the Trustee hereunder.

(c)    Upon the Company’s exercise under Section 12.03(a) of the option applicable to this Section 12.03(c), the Company and each Other Obligor shall, subject to the satisfaction of the conditions set forth in Section 12.03(d), be released from their obligations under (i) any covenant contained in Section 5.01 and in Sections 6.05 and 6.06, Sections 6.08 through and including 6.15 and Section 6.18 with respect to the Notes, (ii) the Note Guarantees and (iii) the Notes Liens, on and after the date the conditions set forth in Section 11.03(d) are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not to be “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such “Covenant Defeasance” means that, with respect to the Outstanding Notes, the Company and each Other Obligor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Sections 7.01(iii), 7.01(iv), 7.01(v), 7.01(vi) and 7.01(vii) and, with respect to only any Significant Subsidiary and not the Company, Section 7.01(vi), but, except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby.

(d)    The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 12.03(b) or the Covenant Defeasance option under Section 12.03(c):

(i)    The Company shall irrevocably have deposited, or caused to be deposited, with the Trustee (or another trustee satisfying the requirements of Section 11.04 who shall agree to comply with the provisions of this Article XII applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefit of the Holders of the Notes; (A) cash in U.S. Dollars, or (B) non-callable Government Securities, or (C) a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay, without reinvestment, and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay, without reinvestment, and discharge, the principal of (and premium, if any) and interest on the Notes on the Stated Maturity (or Redemption Date, if applicable); provided that the Trustee shall have been irrevocably instructed to apply such cash or the proceeds of such Government Securities to said payments with respect to the Notes. Before such a deposit, the Company may give to the Trustee, in accordance with Section 4.03, a notice of its election to redeem all of the Outstanding Notes at a future date in accordance with Article IV, which notice shall be irrevocable. Such irrevocable redemption notice, if given, shall be given effect in applying the foregoing;

(ii)    in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that,

(A)    the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B)    there has been a change in the applicable U.S. Federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that the Holders of the Outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)    in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that the Holders of the Outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)    no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(v)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which, the Company is a party or by which the Company is bound;

(vi)    the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over its other creditors, or with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(vii)    the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel from counsel in the United States each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 12.04    Repayment to Company. The Trustee and any Paying Agent shall promptly pay to the Company (or to its designee) upon Company Order any excess moneys or Government Securities held by them at any time, including any such moneys or Government Securities held by the Trustee under any escrow trust agreement entered into pursuant to Section 12.06. The provisions of the last paragraph of Section 6.03 shall apply to any moneys or Government Securities held by the Trustee or any Paying Agent under this Article that remains unclaimed for two years after the Maturity of any Notes for which moneys or Government Securities have been deposited pursuant to Section 12.03.

Section 12.05    Indemnity for Government Securities. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the deposited Government Securities or the principal or interest received on such Government Securities.

Section 12.06    Deposits to Be Held in Escrow. Any deposits with the Trustee referred to in Section 12.03 shall be irrevocable (except to the extent provided in Sections 12.04 and 12.07) and shall be made under the terms of an escrow trust agreement. As contemplated under this Article XII, if any Outstanding Notes are to be redeemed prior to their Stated Maturity, pursuant to any optional redemption provisions, the applicable escrow trust agreement shall provide therefor and the Company shall make such arrangements as are satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

If Notes with respect to which such deposits are made may be subject to later redemption at the option of the Company, the applicable escrow trust agreement may, at the option of the Company, provide therefor. In the case of an optional redemption in whole or in part, such agreement shall require the Company to deposit with the Trustee on or before the date notice of redemption is given funds sufficient to pay the Redemption Price of the Notes to be redeemed together with all unpaid interest thereon to the Redemption Date. Upon such deposit of funds, the Trustee shall pay or deliver over to the Company as excess funds pursuant to Section 12.04 all funds or obligations then held under such agreement and allocable to the Notes to be redeemed.

Section 12.07    Application of Trust Money.

(a)    Neither the Trustee nor any other paying agent shall be required to pay interest on any moneys deposited pursuant to the provisions of this Indenture, except such as it shall agree with the Company in writing to pay thereon. Any moneys so deposited for the payment of the principal of, or premium, if any, interest on the Notes and remaining unclaimed for two years after the date of the Maturity of the Notes or the date fixed for the redemption of all the Notes at the time Outstanding, as the case may be, shall be applied as provided in Section 6.03(e).

(b)    Subject to the provisions of clause (a) above, any moneys or Government Securities which at any time shall be deposited by the Company or on its behalf with the Trustee or any other paying agent for the purpose of paying the principal of, premium, if any, and interest on any of the Notes shall be and are hereby assigned, transferred and set over to the Trustee or such other paying agent in trust for the respective Holders of the Notes for the purpose for which such moneys or Government Securities shall have been deposited; provided that such moneys or Government Securities need not be segregated from other funds except to the extent required by law.

ARTICLE XIII

IMMUNITY OF CERTAIN PERSONS

Section 13.01    No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Company or any of its parent companies or subsidiaries shall have any liability for any obligations of the Company or any Guarantor under any Note Document or for any claim based on, in respect of, or by reason of such obligations or their creation to the extent permitted by applicable law. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

ARTICLE XIV

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 14.01    Without Consent of Holders. The Company, the Other Obligors, the Trustee and the Collateral Agent, at any time and from time to time, may enter into one or more indentures supplemental hereto, or otherwise amend the Note Documents, in form satisfactory to the Trustee, for any one or more of or all the following purposes:

(a)    to cure any ambiguity, mistake, defect or inconsistency;

(b)    to provide for uncertificated Notes in addition to or in place of certificated Notes or to provide for or confirm the issuance of Additional Notes otherwise permitted by this Indenture;

(c)    to comply with Article V;

(d)    to provide the assumption of the Company’s or any Other Obligor’s obligations to Holders;

(e)    to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(f)    to add covenants or provide for a Note Guarantee for the benefit of the Holders or to surrender any right or power conferred in this Indenture upon the Company;

(g)    to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(h)    to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or Collateral Agent pursuant to the requirements of Sections 11.05 and 11.06;

(i)    to provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 6.10, to add guarantees with respect to the Notes, to add security to or for the benefit of the Holders of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under any Note Document;

(j)    to conform the text of this Indenture or the Notes to any provision of the “Description of notes” section of the Offering Memorandum;

(k)    making any amendment to the provisions of this Indenture relating to the transfer and legending of the Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in such Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer such Notes;

(l)    to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for its benefit and the benefit of the Trustee, the Holders of the Notes and the Holders of any other Pari Passu Obligations, as additional security for the payment and performance of all or any portion of the Pari Passu Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to any Note Document or otherwise;

(m)    to provide for the release of any Note Guarantee or any Collateral from the Lien pursuant to the Note Documents when permitted or required by any Note Document; or

(n)    secure any Future First Lien Indebtedness, Future Pari Passu Indebtedness, First Priority Obligations or Pari Passu Obligations to the extent permitted under the Note Documents.

Subject to the provisions of Section 14.03, the Trustee and the Collateral Agent is authorized to join with the Company and the Other Obligors in the execution of any such supplemental indenture, or other change to any Note Document, to make the further agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property or assets thereunder.

Any supplemental indenture authorized by the provisions of this Section 14.01 may be executed by the Company, the Other Obligors, the Trustee and the Collateral Agent without the consent of the Holders of the Notes, notwithstanding any of the provisions of Section 14.02.

After the execution by the Company, the Other Obligors, the Trustee and the Collateral Agent of any supplemental indenture pursuant to the provisions of this Section 14.01, the Company shall deliver, or upon written request and at the Company’s expense, the Trustee and the Collateral Agent shall deliver, a notice, setting forth in general terms the substance of such supplemental indenture, to the Holders of Notes at their addresses as the same shall then appear in the Register. Any failure of the Company to deliver or cause to be delivered such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

Section 14.02    With Consent of Holders; Limitations.

(a)    With the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes affected by such supplemental indenture voting separately, the Company, the Other Obligors, the Trustee and the Collateral Agent may, from time to time and at any time, amend or supplement the Note Documents for the purpose of adding any provisions hereto or thereto, changing in any manner or eliminating any of the provisions or of modifying in any manner the rights of the Holders (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) and any existing Default, Event of Default or compliance with any provision of the Note Documents may be waived with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes); provided, however, without the consent of each Holder of Notes issued under this Indenture affected thereby, an amendment, supplement or waiver may not, with respect to any Notes issued under this Indenture and held by a non-consenting Holder,

(i)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)    reduce the principal of or change the Stated Maturity of any Notes or alter or waive the provisions with respect to the redemption of the Notes (other than Sections 6.14 and 6.15);

(iii)    reduce the rate of or change the time for payment of interest on any Notes;

(iv)    waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes issued under this Indenture, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture which cannot be amended or modified without the consent of all Holders;

(v)    make any Notes payable in money other than that stated in the Notes;

(vi)    make any change in Section 7.11 or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(vii)    make any change in the amendment and waiver provisions set forth in this Section 14.02;

(viii)    modify or change any provision of this Indenture or the related definitions to affect the ranking of the Notes in a manner that adversely affects the Holders of the Notes;

(ix)    impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(x)    make any change in the provisions in the First Priority/Second Priority Intercreditor and Subordination Agreement or this Indenture dealing with the application of proceeds of Collateral that would adversely affect the Holders of the Notes in any material respect.

In addition, any amendment to, or waiver of, the provisions of this Indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Second Priority Liens securing the Notes Obligations will require the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then Outstanding.

(b)    It shall not be necessary for the consent of the Holders under this Section 14.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

(c)    The Company may set a record date pursuant to Section 8.02(d) for purposes of determining the identity of the Holders of Notes entitled to give a written consent or waive compliance by the Company as authorized or permitted by this Section 14.02.

(d)    After the execution by the Company and the Trustee of any supplemental indenture pursuant to the provisions of this Section 14.02, the Company shall mail a notice, setting forth in general terms the substance of such supplemental indenture, to the Holders of Notes at their addresses as the same shall then appear in the Register. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

Section 14.03    Trustee and Collateral Agent Protected. Upon the request of the Company, accompanied by the Officer’s Certificate and Opinion of Counsel required by Section 15.01 stating that the execution of such supplemental indenture to be entered into pursuant to Section 14.01 or Section 14.02 is authorized or permitted by this Indenture, and evidence reasonably satisfactory to the Trustee and the Collateral Agent of consent of the Holders if the supplemental indenture is to be executed pursuant to Section 14.02, the Trustee shall join with the Company in the execution of said supplemental indenture unless said supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and/or the Collateral Agent may in its discretion, but shall not be obligated to, enter into said supplemental indenture. The Trustee and the Collateral Agent shall be fully protected in relying upon such Officer’s Certificate and an Opinion of Counsel.

Section 14.04    Effect of Execution of Supplemental Indenture. Upon the execution of any supplemental indenture pursuant to the provisions of this Article XIV, this Indenture shall be deemed to be modified and amended in accordance therewith and, except as herein otherwise expressly provided, the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Trustee, the Collateral Agent, the Company and the Holders of all of the Notes affected, as the case may be, shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture shall be, and be deemed to be, part of the terms and conditions of this Indenture for any and all purposes.

Section 14.05    Notation on or Exchange of Notes. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article may bear a notation in the form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company or the Trustee shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Company, to any modification of this Indenture contained in any such supplemental indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for the Notes then Outstanding in equal aggregate principal amounts, and such exchange shall be made without cost to the Holders of the Notes.

ARTICLE XV

MISCELLANEOUS PROVISIONS

Section 15.01    Certificates and Opinions as to Conditions Precedent.

(a)    Upon any request or application by the Company to the Trustee or the Collateral Agent to take any action under any of the provisions of this Indenture, the Company shall furnish to the Trustee and the Collateral Agent an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with and (except with respect to the authentication of the Initial Notes) an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent have been complied with, except that in the case of any such application or demand as to which the furnishing of such document is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

(b)    Each certificate or opinion provided for in this Indenture and delivered to the Trustee and the Collateral Agent with respect to compliance with a condition or covenant provided for in this Indenture shall include (i) a statement that the Person giving such certificate or opinion has read such covenant or condition; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement that in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed view or opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

(c)    Any certificate, statement or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his or her certificate, statement or opinion is based are erroneous. Any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate, statement or opinion of, or representations by, governmental or other officials, customary for opinions of the type required, or an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate, statement or opinion or representations with respect to such matters are erroneous.

(d)    Any certificate, statement or opinion of an officer of the Company or of counsel to the Company may be based, insofar as it relates to accounting matters, upon a certificate or opinion of, or representations by, an accountant or firm of accountants, unless such officer or counsel, as the case may be, knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the accounting matters upon which his or her certificate, statement or opinion may be based are erroneous. Any certificate or opinion of any firm of independent registered public accountants filed with the Trustee shall contain a statement that such firm is independent.

(e)    In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(f)    Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 15.02    [Reserved].

Section 15.03    Notices to the Company, Trustee and Collateral Agent. Any notice or demand authorized or permitted by this Indenture to be made upon, given or furnished to, or filed with, the Company or the Trustee shall be sufficiently made, given, furnished or filed for all purposes if it shall be mailed, by regular mail or overnight courier, delivered or faxed to:

(a)    the Company, at Frontier Communications Corporation, 401 Merritt 7, Norwalk, Connecticut 06851, Facsimile No.: (203) 614-4651, Attn: Chief Financial Officer and General Counsel, or at such other address or facsimile number as may have been furnished in writing to the Trustee by the Company.

(b)    the Trustee or the Collateral Agent, at the Corporate Trust Office of the Trustee.

Any such notice, demand or other document shall be in writing. Anything herein to the contrary notwithstanding, no such notice or demand shall be effective as to the Trustee unless it is actually received by the Trustee at its Corporate Trust Office.

The Trustee and the Collateral Agent each agrees to accept and act upon instructions or directions pursuant to this Indenture, the Collateral Documents and the First Priority/Second Priority Intercreditor and Subordination Agreement sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods; provided, however, that the Trustee and the Collateral Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee or the Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method), the Trustee’s or the Collateral Agent’s, as applicable, understanding of such instructions shall be deemed controlling. Neither the Trustee nor the Collateral Agent shall have any duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, such person who is authorized to give instructions or directions on behalf of the Company as listed in an incumbency certificate; and neither the Trustee nor the Collateral Agent shall be liable for any liabilities, losses, costs or expenses arising directly or indirectly from the Trustee’s or the Collateral Agent’s, as applicable, reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee and the Collateral Agent, including without limitation the risk of the Trustee and the Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 15.04    Notices to Holders; Waiver. All notices to Holders of Notes will be validly given if electronically delivered or mailed to them at their respective addresses in the Register. For so long as any Notes are represented by Global Notes, all notices to Holders will be delivered to DTC in accordance with the Applicable Procedures of DTC, delivery of which shall be deemed to satisfy the requirements of this paragraph.

(a)    In the event of suspension of regular mail service or by reason of any other cause it shall be impracticable to give notice by mail, then such notification as shall be given with the approval of the Trustee shall constitute sufficient notice for every purpose hereunder.

(b)    Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance on such waiver. In any case where notice to Holders is given by mail, neither the failure to mail such notice nor any defect in any notice so mailed to any particular Holder shall affect the sufficiency of such notice with respect to other Holders, and any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given. In any case where notice to Holders is given by publication, any defect in any notice so published as to any particular Holder shall not affect the sufficiency of such notice with respect to other Holders, and any notice that is published in the manner herein provided shall be conclusively presumed to have been duly given.

Section 15.05    Legal Holiday. In any case where any Interest Payment Date, Redemption Date, Maturity or other scheduled date of payment of any Notes shall not be a Business Day at the Corporate Trust Office for the Notes, then payment of principal and premium, if any, interest need not be made at the Corporate Trust Office on such date, but may be made on the next succeeding Business Day at Corporate Trust Office with the same force and effect as if made on such Interest Payment Date, Redemption Date or Maturity, as the case may be, and no interest shall accrue on such payment for the period from and after such Interest Payment Date, Redemption Date or Maturity, as the case may be, to such Business Day if such payment is made or duly provided for on such Business Day.

Section 15.06    Effects of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 15.07    Successors and Assigns. Subject to the terms of this Indenture, all covenants and agreements in this Indenture by the parties hereto shall bind their respective successors and permitted assigns of the rights and obligations of this Indenture (in the case of the Company, pursuant to Article V of this Indenture) and inure to the benefit of their permitted successors and permitted assigns of the rights and obligations of this Indenture, whether so expressed or not.

Section 15.08    Severability. If any provision hereof shall be held to be invalid, illegal or unenforceable under applicable law, then the remaining provisions hereof shall be construed as though such invalid, illegal or unenforceable provision were not contained herein.

Section 15.09    Benefits of Indenture. Nothing in this Indenture expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or to give to, any Person other than the parties hereto and their successors and the Holders any benefit or any right, remedy or claim under or by reason of this Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements in this Indenture contained shall be for the sole and exclusive benefit of the parties hereto and their successors and of the Holders.

Section 15.10    Counterparts. This Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes.

Section 15.11    Governing Law; Waiver of Trial by Jury. This Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

EACH OF THE PARTIES HERETO, AND EACH HOLDER OF A SECURITY BY ITS ACCEPTANCE THEREOF, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INDENTURE OR THE SECURITIES.

Section 15.12    Submission to Jurisdiction. The Company irrevocably and unconditionally submits to the non-exclusive jurisdiction of any U.S. federal or New York State court located in the Borough of Manhattan, the City of New York over any suit, action or proceeding arising out of or relating to this Indenture or the Notes. The Company irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and each Guarantor and may be enforced in any other courts to whose jurisdiction the Company is or may be subject, by suit upon judgment. The Company and each Guarantor further agrees that nothing herein shall affect any Holder’s right to effect service of process in any other manner permitted by law or bring a suit action or proceeding (including a proceeding for enforcement of a judgment) in any other court or jurisdiction in accordance with applicable law.

Section 15.13    U.S.A. PATRIOT Act. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Indenture agree that they will provide to the Trustee and the Agents such information as they may reasonably request, from time to time, in order for the Trustee and the Agents to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow them to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 15.14    Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 15.15    No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 15.16    First Priority/Second Priority Intercreditor and Subordination Agreement. Reference is made to the First Priority/Second Priority Intercreditor and Subordination Agreement. Each Holder, by its acceptance of a Note, (a) consents to the subordination of Liens and Note Guarantees provided for in the First Priority/Second Priority Intercreditor and Subordination Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the First Priority/Second Priority Intercreditor and Subordination Agreement and (c) authorizes and instructs the Collateral Agent to enter into the First Priority/Second Priority Intercreditor and Subordination Agreement as Collateral Agent, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein. The foregoing provisions are intended as an inducement to the lenders under the Senior Credit Facilities to extend credit and such lenders and the First Priority Collateral Agent are each intended third party beneficiaries of such provisions and the provisions of the First Priority/Second Priority Intercreditor and Subordination Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

FRONTIER COMMUNICATIONS CORPORATION, as Company

By:	/s/ Mark Nielsen
Name:	Mark Nielsen
Title:	Executive Vice President, Chief Legal
Officer and Secretary

CITIZENS NEWTEL, LLC
CITIZENS TELECOMMUNICATIONS COMPANY OF MINNESOTA, LLC
CITIZENS TELECOMMUNICATIONS COMPANY OF TENNESSEE L.L.C.
CITIZENS TELECOMMUNICATIONS COMPANY OF UTAH
COMMONWEALTH TELEPHONE COMPANY, LLC
COMMONWEALTH TELEPHONE ENTERPRISES, LLC
FRONTIER COMMUNICATIONS ILEC HOLDINGS LLC
FRONTIER COMMUNICATIONS NORTHWEST INC.
FRONTIER COMMUNICATIONS OF IOWA, LLC
FRONTIER COMMUNICATIONS OF MINNESOTA, INC.
FRONTIER COMMUNICATIONS OF WISCONSIN LLC
FRONTIER FLORIDA LLC
FRONTIER SOUTHWEST INCORPORATED
FRONTIER SUBSIDIARY TELCO LLC
NEWCO WEST HOLDINGS LLC
RHINELANDER TELECOMMUNICATIONS, LLC
TCI EQUIPMENT LLC
THE SOUTHERN NEW ENGLAND TELEPHONE COMPANY

By:	/s/ Mark Nielsen
Name:	Mark Nielsen
Title:	Vice President, Chief Legal Officer
and Secretary

THE BANK OF NEW YORK MELLON, as Trustee and Collateral Agent

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[[FOR REGULATION S GLOBAL NOTE ONLY] UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.]

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE ‘‘RESALE RESTRICTION TERMINATION DATE’’) THAT IS, IN THE CASE OF RULE 144A NOTES, ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), OR, IN THE CASE OF REGULATION S NOTES, 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S, ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (‘‘RULE 144A’’), TO A PERSON IT REASONABLY BELIEVES IS A ‘‘QUALIFIED INSTITUTIONAL BUYER’’ AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO

ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

[Additional Restricted Notes Legend for Notes Offered in Reliance of Regulation S]

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[FORM OF NOTE]

Frontier Communications Corporation

8.500% Second Lien Secured Notes Due 2026

PRINCIPAL AMOUNT: $

CUSIP:

ISIN:

No.:

Frontier Communications Corporation, a Delaware corporation (the “Company,” which term includes any successor thereto under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [                    ] DOLLARS ($[        ]) [(or such other principal amount as shall be set forth in the Schedule of Exchanges of Interest in the Global Note attached hereto)] on April 1, 2026, or on such earlier date as the principal hereof may become due in accordance with the provisions of this Note.

Interest Rate: 8.500% per annum.

Interest Payment Dates: April 1 and October 1 of each year, commencing on October 1, 2018.

Record Dates: March 15 and September 15.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, Frontier Communications Corporation has caused this Note to be duly executed.

FRONTIER COMMUNICATIONS CORPORATION

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Date of authentication:	THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

FRONTIER COMMUNICATIONS CORPORATION

8.500% Second Lien Secured Notes Due 2026

1.    Interest. The Company promises to pay interest on the principal amount of this Note at a rate of 8.500% per annum. The date from which interest shall accrue on the Notes shall be March 19, 2018, or the most recent Interest Payment Date to which interest has been paid or provided for. The Company will pay interest semi-annually in arrears on April 1 and October 1 of each year, beginning October 1, 2018. In any case in which an Interest Payment Date, Redemption Date, Maturity or other payment date is not a Business Day as defined in the Indenture, payment may be made on the next succeeding day that is a Business Day. Any payment made on such Business Day will have the same force and effect as if made on the date on which the payment is due, and no interest shall accrue for the intervening period. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.    Method of Payment. The Company shall pay interest on the Notes (except Defaulted Interest), if any, to the Persons in whose name such Notes are registered as of the close of business on the Record Date referred to on the face of this Note immediately preceding the related Interest Payment Date. Payment of interest on the Notes shall be made, in the currency of the United States of America that at the time is legal tender for payment of public and private debts, at the Corporate Trust Office or, at the option of the Company, by check mailed to the address of the Person entitled thereto as such address shall appear in the Register or, in accordance with arrangements satisfactory to the Paying Agent, by wire transfer to an account designated by the Holder.

3.    Paying Agent, Authenticating Agent and Registrar. Initially, The Bank of New York Mellon will act as Paying Agent, Authenticating Agent and Registrar. The Company may change or appoint any Paying Agent or Registrar without notice to any Holder. The Company may act in any such capacity.

4.    Indenture. This Note is one of a duly authorized issue of Notes of the Company designated as its 8.500% Second Lien Secured Notes due 2026 (the “Notes”) issued under an Indenture dated as of March 19, 2018 (together with any supplemental indentures thereto, the “Indenture”). The Notes are second lien secured obligations of the Company and constitute the series designated on the face of this Note as the “8.500% Second Lien Secured Notes due 2026,” initially limited to $1,600,000,000 in aggregate principal amount. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: Frontier Communications Corporation, 401 Merritt 7, Norwalk, Connecticut 06851, Attn: Mark D. Nielsen, Esq.

5.    Optional Redemption. The Notes are redeemable at the option of the Company at the prices, and upon the terms and conditions, set forth in Section 4.07 of the Indenture.

6.    Mandatory Redemption. The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

7.    Repurchase at the Option of Holder.

(a)     If there is a Change of Control Triggering Event, the Company will be required to make a Change of Control Offer to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date for periods prior to such repurchase date pursuant to Section 6.14 of the Indenture. Within 30 days following any Change of Control Triggering Event, if the Company had not, prior to the Change of Control Triggering Event, sent a redemption notice, with a copy to the Trustee, for all the Notes in connection with an optional redemption permitted by Article IV of the Indenture, the Company will mail a Change of Control Notice, with a copy to the Trustee, to each registered Holder briefly describing the transaction or transactions that constitute a Change of Control Triggering Event and offering to repurchase Notes on the date specified in such Change of Control Notice, pursuant to the procedures required by the Indenture and described in such notice (which procedures shall be reasonably acceptable to the Trustee).

(b)    Within 10 Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $100.0 million, the Company shall apply the entire aggregate amount of unutilized Excess Proceeds to make an Asset Sale Offer pursuant to Section 6.14 of the Indenture to all Holders of Notes, and if required by the terms of any Future Pari Passu Indebtedness, to the holders of such Future Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and such Future Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and such Future Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture, subject to the covenants contained in the Indenture. If the aggregate principal amount of Notes or the Future Pari Passu Indebtedness surrendered by the Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Future Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Future Pari Passu Indebtedness tendered in accordance with Section 4.08 of the Indenture. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

8.     Notice of Redemption. Notice of redemption will be sent at least 30 days (or, if any Global Notes are outstanding, such shorter period as may be permitted by the eligibility rules of the Depository) but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed, except that redemption notices may be sent or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

9.    Denominations, Transfer, Exchange. The Notes are in registered form without coupons in the denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Notes may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the Company or the Registrar) at the office of the Registrar or at the office of any transfer agent designated by the Company for such purpose. Also, the Company need not exchange or register the transfer of any Notes (i) for a period beginning at the opening of business 15 days immediately preceding the sending of notice of redemption of Notes selected for redemption and ending at the close of business on the day such notice is sent or (ii) during the period between a record date and the corresponding Interest Payment Date.

10.    [Reserved].

11.    Persons Deemed Owners. The registered Holder may be treated as its owner for all purposes.

12.    Amendments, Supplements and Waivers. The Indenture and the Notes may be amended or supplemented as provided in the Indenture. Any consent or waiver by the Holders as provided in the Indenture shall be conclusive and binding upon such Holders and upon all future Holders and holders of any security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon the Notes.

13.    Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 7.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

14.    No Personal Liability. No director, officer, employee, incorporator or stockholders of the Company or any of its parent companies or subsidiaries shall have any liability for any obligations of the Company or any Guarantor under any Note Document or for any claim based on, in respect of, or by reason of such obligations or their creation to the extent permitted by applicable law. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

15.    Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

16.    Governing Law. The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York.

17.    CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

ASSIGNMENT

To assign this Note, fill in the form below: I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:	Signature
Signature must be guaranteed

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 6.14 or Section 6.15 of the Indenture, check the box below:

☐  Section 6.14                                      ☐  Section 6.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 6.14 or Section 6.15 of the Indenture, state the amount you elect to have purchased:

$

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:
(Sign exactly as your name appears on the face of this Note)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF

TRANSFER RESTRICTED NOTES

This certificate relates to $ principal amount of Notes held in definitive form by the undersigned. The undersigned has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144 under the Securities Act, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

☐  (1) to the Company; or

☐  (2) to the Registrar for registration in the name of the Holder, without transfer; or

☐  (3) pursuant to an effective registration statement under the Securities Act of 1933; or

☐  (4) inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

☐  (5) outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933;

or

☐  (6) pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (4), (5) or (6) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature

Signature Guarantee:	Signature of Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:                                      NOTICE: To be executed by an executive officer

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Notes Custodian

*	Insert in Global Notes.